Exhibit 4.44

AMENDED AND RESTATED LOAN AGREEMENT

DRAXIS HEALTH INC.,
as Borrower

- and -

NATIONAL BANK OF CANADA,
as Lender

Credit Facility

Made as of June 10, 2004

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION

1.1	Definitions
1.2	Headings
1.3	Extended Meanings
1.4	References to Lender
1.5	Accounting Terms and Practices
1.6	Non-Business Days
1.7	References to Time of Day
1.8	Severability
1.9	Currency
1.10	References to Statutes
1.11	References to Agreements
1.12	Consents and Approvals
1.13	Schedules

ARTICLE 2 THE FACILITIES

2.1	Original Loan Agreement
2.2	The Facilities
2.3	Purposes
2.4	Term and Availability of Advances
2.5	Repayment of Operating Facility
2.6	Repayment of Term Facility
2.7	Cancellation or Reduction of Facilities
2.8	Interest on Prime Rate Advances
2.9	Interest on U.S. Base Rate Advances
2.10	Libor Advances
2.11	Method and Place of Payment
2.12	Fees
2.13	Conversion Options
2.14	Execution of Notices
2.15	Evidence of Indebtedness
2.16	Interest on Unpaid Costs and Expenses
2.17	Criminal Rate of Interest
2.18	Compliance with the Interest Act (Canada)
2.19	Nominal Rate of Interest

ARTICLE 3 LETTER OF CREDIT FACILITY

3.1	Establishment of Letter of Credit Facility

i

3.2	Term and Availability
3.3	Reimbursement
3.4	Obligations Absolute
3.5	Indemnity for Costs
3.6	Fees
3.7	Refund of Overpayments

ARTICLE 4 BANKERS’ ACCEPTANCES

4.1	Form of Bankers’ Acceptance Advance
4.2	Minimum Amount
4.3	Term and Interest Periods
4.4	Purchase of Drafts and Acceptance Fee
4.5	Payment on Maturity
4.6	Waiver of Days of Grace
4.7	No Market

ARTICLE 5 CHANGE OF CIRCUMSTANCES AND INDEMNIFICATION

5.1	Increased Costs
5.2	Illegality

ARTICLE 6 CONDITIONS PRECEDENT TO DRAWDOWN

6.1	Conditions for Closing
6.2	Conditions for Subsequent Drawdowns

ARTICLE 7 REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties
7.2	Survival of Representations and Warranties

ARTICLE 8 COVENANTS

8.1	Affirmative Covenants
8.2	Negative Covenants
8.3	Financial Covenants

ARTICLE 9 SECURITY

9.1	Guarantors to Provide Guarantees
9.2	Borrower’s Security Documents
9.3	Guarantors’ Security Documents
9.4	Additional Security Documents

ARTICLE 10 DEFAULT AND ACCELERATION

10.1	Events of Default
10.2	Acceleration
10.3	Remedies Cumulative and Waivers
10.4	Suspension of Lender’s Obligations
10.5	Application of Payments and Proceeds of Realization After an Event of Default
10.6	Disclosure of Information

ARTICLE 11 SUCCESSOR COMPANIES

11.1	Certain Requirements in Respect of Merger, Etc.
11.2	Vesting of Powers in Successor

ARTICLE 12 COSTS, EXPENSES AND INDEMNIFICATION

12.1	Costs and Expenses
12.2	Indemnification by the Borrower
12.3	Funds
12.4	General Indemnity
12.5	Environmental Claims

ARTICLE 13 GENERAL

13.1	Term
13.2	Survival
13.3	Benefit of the Agreement
13.4	Notices
13.5	Amendment and Waiver
13.6	Governing Law
13.7	Further Assurances
13.8	Enforcement and Waiver by the Lender
13.9	Execution in Counterparts
13.10	Assignment by the Borrower

13.11	Assignments and Transfers by the Lender
13.12	Set-Off
13.13	Time of the Essence
13.14	Judgment Currency
13.15	No Novation
13.16	Consent

SCHEDULES

Schedule A	–	Applicable Margin, Appplicable Libor Margin, Aplicable BA Stamping Fee, LC Fee and Standby Fee
Schedule B	–	Borrowing Base Certificate
Schedule C	–	Conversion Notice
Schedule D	–	Drawdown Notice
Schedule E	–	Rollover Notice
Schedule F	–	Transfer Certificate
Schedule G	–	Compliance Certificate
Schedule 7.1(h)	–	Outstanding Litigation
Schedule 7.1(i)	–	Licenses
Schedule 7.1(j)	–	Non-Compliance Matters
Schedule 7.1(p)	–	Real Property
Schedule 7.1(q)	–	Subsidiaries
Schedule 7.1(u)	–	Bank Accounts

AMENDED AND RESTATED LOAN AGREEMENT

MEMORANDUM OF AGREEMENT made as of the 10th day of June, 2004,

B E T W E E N:

DRAXIS HEALTH INC.,
a corporation incorporated under the laws of Canada,

(hereinafter referred to as the “Borrower”),

- and –

NATIONAL BANK OF CANADA
a Canadian chartered bank

(hereinafter referred to as the “Lender”).

WHEREAS pursuant to a loan agreement made as of December 31, 2002, the Lender agreed to provide to the Borrower (i) a revolving credit facility; and (ii) a term credit facility upon and subject to the terms and conditions set forth therein (the “Original Loan Agreement”);

AND WHEREAS the Borrower and the Lender wish to amend and restate the Original Loan Agreement by executing and delivering this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises, the covenants herein contained and other valuable consideration, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1                                                                               Definitions

In this Agreement:

“Acceptance Fee” means, with respect to each Bankers’ Acceptance drawn by the Borrower hereunder, an amount equal to the product of (i) the Applicable BA Stamping Fee, (ii) the Face Amount of such Bankers’ Acceptance and (iii) a fraction (x) the numerator of which is the number of days in the term to maturity of such Bankers’ Acceptance and (y) the denominator of which is 365 days (or 366 days in the case of a Bankers’ Acceptance which matures in a leap year);

“Acquisition” means, with respect to any Person, any transaction or series of transactions for the direct or indirect (i) acquisition of all or substantially all of the assets or business or a division of any other Person, or (ii) acquisition of any shares, interests or participations of or in any other Person;

“Acquisition of Control” means the occurrence of any of the following events: (i) any Person or group of Persons acting jointly, acquires directly or indirectly, more than 50% of the votes attached to the Borrower’s securities entitled to vote for the election of the Borrower’s board of directors; (ii) any such Person or Person’s designees represent a majority of the Borrower’s board of directors; or (iii) any sale, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all of the Borrower’s property and assets to a Person other than a wholly-owned Subsidiary of the Borrower;

“Additional Compensation” has the meaning specified in Section 5.1;

“Adjusted EBITDA” means EBITDA less Taxes and Unfunded Capital Expenditures;

“Advance” means a Prime Rate Advance, a U.S. Base Rate Advance, a Bankers’ Acceptance Advance, a Libor Advance or the issue of a Letter of Credit and “Advances” means all of them;

“Affiliate” means an affiliated body corporate, partnership, joint venture or other entity and, for the purposes of this Agreement, (i) one body corporate, partnership, joint venture or other entity is affiliated with another if one such body corporate, partnership, joint venture or other entity is the Subsidiary of the other or both are Subsidiaries of the same body corporate, partnership, joint venture or other entity or each of them is controlled by the same Person and (ii) if two bodies corporate, partnerships, joint ventures or other entities are affiliated with the same body corporate, partnership, joint venture or other entity at the same time, they are deemed to be affiliated with each other;

“Agreement” means this agreement and all Schedules attached hereto as the same may be amended, restated, replaced or superseded from time to time;

“Agreement Currency” has the meaning specified in Section 13.14;

“Annual Plan” has the meaning specified in Section 8.1(a)(vi);

“Applicable BA Stamping Fee” has the meaning specified in Schedule A;

“Applicable Law” means, with respect to any Person, property, transaction or event, all present or future applicable laws, statutes, regulations, rules, orders, codes, treaties, conventions, judgments, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary authority or court of competent jurisdiction in any applicable jurisdiction;

“Applicable Libor Margin” has the meaning specified in Schedule A;

“Applicable Margin” has the meaning specified in Schedule A;

“Arm’s Length” has the meaning ascribed thereto for the purposes of the Income Tax Act (Canada) in effect as of the date hereof;

“Authorizations” has the meaning specified in Section 7.1(i);

“Available Amount” means, (i) in respect of the Operating Facility, at any time, the lesser of (a) the Committed Operating Amount, and (b) the Borrowing Base, and (ii) in respect of the Term Facility, at any time, the Committed Term Amount;

“BA Purchase Price” means, in the case of a Bankers’ Acceptance to be purchased by the Lender, the difference between (i) the result (rounded to the nearest whole cent, with one-half of one cent being rounded up) obtained by dividing the Face Amount of such Bankers’ Acceptance by the sum of one plus the product of (x) the BA Reference Discount Rate multiplied by (y) a fraction, the numerator of which is the number of days in the term to maturity of such Bankers’ Acceptance, and the denominator of which is 365 or 366 in the case of a Bankers’ Acceptance maturing in a leap year and (ii) the Acceptance Fee;

“BA Reference Discount Rate” means, in respect of Bankers’ Acceptances to be purchased by the Lender, the average rate for Canadian Dollar bankers’ acceptances for a period approximately equal to the term to maturity for such Bankers’ Acceptances which appears on the Reuters CDOR page on or about 10:00 a.m. on the Drawdown Date; provided that if such rate does not appear thereon, the rate will be equal to the discount rate at approximately 10:00 a.m. at which the Lender would purchase, on the relevant Drawdown Date, its own bankers’ acceptances or drafts having an aggregate Face Amount equal to and with a term to maturity the same as the Bankers’ Acceptances to be purchased by the Lender on such Drawdown Date;

“Bankers’ Acceptances” means a draft or other bill of exchange in Canadian Dollars drawn by the Borrower and accepted by the Lender in accordance with Article 4;

“Bankers’ Acceptance Advances” means the advance of funds to the Borrower by way of creation and issuance of Bankers’ Acceptances in accordance with the provisions of Article 4;

“Base Rate” means the greater of (i) the variable rate of interest per annum, expressed on the basis of a year of 365 or 366 days, as the case may be, established or quoted from time to time by the Lender as the reference rate of interest then in effect for determining interest rates on United States Dollar denominated commercial loans made by it in Canada; and (ii) the Federal Funds Effective Rate multiplied by a fraction, the numerator of which is the actual number of days in the year and the denominator of which is 360, plus 1/2 of 1% per annum;

“Borrower” means Draxis Health Inc., a corporation existing under the Canada Business Corporations Act, and its successors and permitted assigns;

“Borrowing Base” means, at any time, an amount equal to the sum of: (i) 80% of Eligible Canadian Accounts Receivable; (ii) 75% of Eligible U.S. Accounts Receivable;

and (iii) 50% of Eligible Inventory less (iv) Priority Claims. For purposes of calculating the Borrowing Base, Eligible Accounts Receivable of the Borrower and Guarantors shall be expressed in Canadian Dollars based on the Equivalent Amount in Canadian Dollars of any Eligible Account Receivable denominated in United States Dollars;

“Borrowing Base Certificate” means a certificate to be executed by the Borrower and delivered by the Borrower to the Lender from time to time substantially in the form attached to this agreement as Schedule B;

“Borrower’s Security” has the meaning specified in Section 9.2;

“Borrower’s Security Documents” has the meaning specified in Section 9.2;

“Business” means, in the case of all Obligors except DAHI, the development, production, marketing and distribution of radiopharmaceuticals and the provision of contract pharmaceutical manufacturing services and, in the case of DAHI, means the business of receiving royalty payments in respect of Anipryl®;

“Business Day” means a day, other than a Saturday or a Sunday or other day on which banks are required or authorized to close in Toronto or Montreal, Canada and, where used in the context of (i) a Libor Advance, which is also a day on which banks are not required or authorized to close in either New York, New York or London, England and dealings are carried on in the London interbank market, and (ii) a U.S. Base Rate Advance, which is also a day on which banks are not required or authorized to close in New York, New York;

“Canadian Dollars” and “Cdn. $” mean the lawful currency of Canada in immediately available funds;

“Capital Expenditures” means, with respect to any Person, any and all expenditures of money or money’s worth made or committed to be made by such Person for or in connection with the acquisition, repair, improvement or extension of capital property or assets (other than an Acquisition), whether by way of purchase, lease or otherwise and which, according to GAAP, should be capitalized by such Person excluding, however, the amount of any Capital Expenditures paid for or to be paid for with proceeds of casualty insurance, condemnation awards or indemnity payments or any government grants received for that purpose;

“Capital Lease” means any lease (i) which is required to be capitalized on a balance sheet of the lessee in accordance with GAAP, or (ii) for which the amount of the asset and liability thereunder should be disclosed in a note to such balance sheet as if so capitalized in accordance with GAAP;

“change in law” has the meaning specified in Section 5.1;

“Charge” means any right to any property, or the income or benefits flowing therefrom, which secures an obligation due to a Person or a claim of such Person, whether such interest is based on the common law, statute or contract, and includes any security interest, hypothec, pledge, pawn, mortgage, privilege, prior claim, lien, charge, assignment, transfer, cession, encumbrance, Capital Lease, Synthetic Lease, instalment sale, conditional sale or trust receipt or a consignment or bailment for security purposes.  The term “Charge” shall include reservations, exceptions, encroachments, easements, servitudes, rights-of-way, covenants, conditions, restrictions and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements having the effect of restricting the ability, in any material respect, of a Person to fulfill its obligations hereunder, voting trust agreements and all similar arrangements) affecting property.  Solely for the purposes of determining whether a Charge exists for the purposes of this Agreement, a Person shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Charge;

“Claims” has the meaning specified in Section 12.4(a);

“Closing Date” means June 10, 2004;

“Collateral” means the property described in and subject to the Charges, privileges and security interests purported to be created by the Security Documents;

“Commitment” means the commitment of the Lender to loan to the Borrower the aggregate amount of the Facilities;

“Committed Operating Amount” means the amount of Cdn. $15,000,000, as reduced from time to time pursuant to Section 2.7;

“Committed Term Amount” means the amount of Cdn. $10,000,000, as reduced from time to time pursuant to Section 2.7;

“Compliance Certificate” means a certificate to be executed by the Borrower and delivered by the Borrower to the Lender from time to time substantially in the form attached to this agreement as Schedule G;

“Confirmation” means the Confirmation Agreement dated June 10, 2004 made by the Borrower, DI and DAHI in favour of the Lender;

“Consolidated Working Capital Ratio” means the ratio of current assets to current liabilities, each as reflected in the Borrower’s most recent audited financial statements or unaudited quarterly financial statements determined in accordance with GAAP but shall, in the case of current assets, exclude any intercompany advances, deferred costs or any other assets of an intangible nature as determined by the Lender.  Current liabilities shall include the current portion of Long-Term Debt and amounts outstanding under the Facilities;

“Control” and its derivatives means, with respect to control of a corporation by a Person, the holding (other than by way of security only) by or for the benefit of that Person, or affiliates of that Person or others with whom that Person does not deal at Arm’s Length of securities of such corporation or the right to vote or direct the voting of securities of such corporation to which, in the aggregate, are attached more than 50% of the votes that may be cast to elect directors of the corporation, provided that the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the corporation and means, with respect to control of a Person other than a corporation, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, and whether through the ownership or control of voting securities, voting rights, contract or otherwise, without the cooperation of others;

“Conversion” means the conversion of one type of Advance into another type of Advance pursuant to Section 2.13;

“Conversion Notice” means a notice substantially in the form set out in Schedule C;

“Counsel to the Borrower” means McCarthy Tétrault LLP, Toronto, Ontario or such other firm of legal counsel as the Borrower may from time to time designate with the approval of the Lender, such approval not to be unreasonably withheld;

“DAHI” means Deprenyl Animal Health Inc., a corporation existing under the laws of Louisiana;

“DI” means Draximage Inc., a corporation existing under the laws of Canada;

“DPI” means Draxis Pharma Inc., a corporation existing under the laws of Canada;

“Debt” means, for any Person (without duplication),

(i)            obligations in respect of borrowed money, whether or not represented by notes, bonds, debentures or indentures;

(ii)           Purchase Money Obligations;

(iii)          obligations, whether or not assumed, which are secured by Charges on the property belonging to such Person or payable out of the proceeds flowing therefrom;

(iv)          obligations under Capital Leases and Synthetic Leases;

(v)           obligations under letters of credit (other than documentary letters of credit contemplating payment against delivery of property), letters of guarantee or bankers’ acceptances;

(vi)          redeemable shares of its capital stock which are either redeemable at the option of the holder thereof, are redeemable at a fixed date or are redeemable during fixed intervals for cash or property (other than property consisting of shares in the capital of such Person that cannot be converted into cash or such other property) (the amount of Debt for borrowed money of any such capital stock shall be the maximum fixed redemption or repurchase price therefor);

(vii)         foreign exchange liabilities and other derivative liabilities;

(viii)        all other obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person other than (a) trade payables and accrued liabilities that are current liabilities incurred in the ordinary course of business, (b) unearned revenue, and (c) current and deferred Taxes; and

(ix)           obligations under Guarantees provided by such Person in respect of the obligations of another Person contemplated in clauses (i) through (viii) above;

“Default” means an event or circumstance, the occurrence or non-occurrence of which would, with the giving of a notice, lapse of time or a combination thereof, constitute an Event of Default unless remedied within the prescribed delays or waived in writing by the Lender;

“Distribution” means any payment, loan, contribution or other transfer of funds or property to the beneficial holder of any security issued by the Borrower (where security has the meaning assigned to it in the Securities Act (Ontario)), including preference shares, or to any Affiliate of that holder, either directly or indirectly, and includes management, consulting or servicing fees, bonuses, dividends, repayment of any loans or the redemption, retraction or purchase of any of those securities;

“Drawdown” means a drawdown of an Advance;

“Drawdown Date” means, in relation to any Advance, that date, which shall be a Business Day, on which a Drawdown of an Advance is made by the Borrower;

“Drawdown Notice” means a notice substantially in the form set out in Schedule D;

“Draxis Pharma Debt” means Debt owed to National Bank of Canada by DPI pursuant to an offer of financing from National Bank of Canada dated June 9, 1998 and accepted by DPI on June 12, 1998, as amended by letter agreements dated February 16, 2000, February 18, 2000, June 12, 2001 and March 28, 2002;

“EBITDA” means, for any Person on a consolidated basis and for any period, without duplication, the amount equal to net income, plus to the extent deducted from net income, interest expense, depreciation expense, amortization expense, other non-cash expenses and income tax expenses; provided that extraordinary gains or losses, including gains or losses on the disposition of assets outside the ordinary course of business, shall not be included in EBITDA;

“Eligible Accounts Receivable” means, collectively, the Eligible Canadian Accounts Receivable and the Eligible U.S. Accounts Receivable;

“Eligible Canadian Accounts Receivable” means the combined Canadian trade accounts of the Borrower and the Guarantors as determined in accordance with GAAP (net of all goods and services taxes, harmonized taxes and sales tax as and all concessions, offsets, deductions, contras, chargebacks or understandings with the account party that could be expected to adversely affect the payment of, or the amount of, such trade account), but excluding the following:

(a)           any trade account which is not evidenced by an invoice;

(b)           any trade accounts which are outstanding for more than 90 days from the date of invoice, except any extended term accounts agreed by the Lender to be Eligible Accounts Receivable;

(c)           trade accounts if the account debtors are located in a jurisdiction other than Canada or the United States;

(d)           trade accounts which are payable in a currency other than Canadian Dollars or U.S. Dollars;

(e)           trade accounts if the account debtors in respect thereof are Affiliates of the Borrower or any of the Guarantors;

(f)            trade accounts subject to a right of set-off if a claim of set-off has been asserted by the applicable account debtor;

(g)           doubtful or disputed accounts or trade accounts which are not free from claims regarding recission, cancellation or avoidance, whether by operation of law or otherwise;

(h)           the account party on such trade account is an individual or is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for any part of its property, has made an assignment for the benefit of creditors, has admitted its inability to pay its debts as they mature, has suspended its business or has not become insolvent;

(i)            any accounts where the account debtor is a federal, provincial or municipal government or an agency of any such government unless such account debtor has specifically consented to the assignment of such accounts; and

(j)            any accounts, including any account not specifically excluded above, determined by the Lender in its sole discretion, not to be eligible;

“Eligible Inventory” means the combined inventory of raw materials, finished and semi-finished goods of the Obligors which meet such standards of eligibility as the Lender may establish from time to time; provided that no inventory shall be deemed to be Eligible Inventory unless each of the following statements is accurate and complete:

(a)           such inventory shall be valued monthly in accordance with GAAP at the lower of cost and fair market value and shall not include inventory that consists of display items, manufacturing supplies (other than raw materials) or replacement parts;

(b)           such inventory is in good condition, meets all standards imposed by any Governmental Authority having regulatory authority over it, its use and/or sale and is not obsolete and is either currently usable or currently saleable in the normal course of business of the applicable Obligor;

(c)           such inventory is either (i) in possession of a Obligor and (A) located on real property owned or leased by such Obligor, and (B) within Canada or the United States (provided that if such inventory is located on real property leased by such Obligor, the landlord of such real property shall have executed and delivered to the Lender a landlord waiver agreement in form and substance satisfactory to the Lender) or (ii) in the possession of a bailee and such bailee shall have executed and delivered to the Lender a bailee letter in form and substance satisfactory to the Lender or (iii) in transit in Canada or the United States (provided that the Canadian or U.S. jurisdiction in question is a jurisdiction where the liens of the Lender in such inventory are validly perfected first-priority liens) and between Obligors, and upon arrival at its destination, will comply with either paragraph (i)(A) or (i)(B) above;

(d)           such inventory does not include goods that are not owned by the applicable Obligor or that are held by the applicable Obligor pursuant to a consignment agreement;

(e)           such inventory does not consist of goods that are returned or repossessed or used goods taken in trade;

(f)            any portion of the value of such inventory which results from a profit or gain resulting from an inter-company sale or other disposition of such inventory shall be excluded;

(g)           such inventory is not evidenced by negotiable documents of title unless delivered to the Lender with endorsements;

(h)           where such inventory is not finished goods, such inventory does not constitute Hazardous Substances provided that this paragraph (h) shall not exclude inventory which is handled at all times in accordance with Applicable Laws and in accordance with good industry practices;

(i)            such inventory is covered by casualty insurance; and

(j)            the Lender has not determined in its reasonable discretion that it may not sell or otherwise dispose of such inventory in accordance with the terms of the applicable Security Documents without infringing upon the rights of another Person or violating any contract with any other Person;

“Eligible U.S. Accounts Receivable” means the combined United States trade accounts of the Borrower and the Guarantors as determined in accordance with GAAP (net of all goods and services taxes, harmonized taxes and sales tax as and all concessions, offsets, deductions, contras, chargebacks or understandings with the account party that could be expected to adversely affect the payment of, or the amount of, such trade account), but excluding the following:

(a)           any trade account which is not evidenced by an invoice;

(b)           any trade accounts which are outstanding for more than 90 days from the date of invoice, except any extended term accounts agreed by the Lender to be Eligible Accounts Receivable;

(c)           trade accounts if the account debtors are located in a jurisdiction other than Canada or the United States;

(d)           trade accounts which are payable in a currency other than U.S. Dollars;

(e)           trade accounts if the account debtors in respect thereof are Affiliates of the Borrower or any of the Guarantors;

(f)            accounts subject to a right of set-off if a claim of set-off has been asserted by the applicable account debtor;

(g)           doubtful or disputed accounts or trade accounts which are not free from claims regarding recession, cancellation or avoidance, whether by operation of law or otherwise;

(h)           the account party on such trade account is an individual or is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for any part of its property, has made an assignment for the benefit of creditors, has admitted its inability to pay its debts as they mature, has suspended its business or has not become insolvent;

(i)            any accounts where the account debtor is a federal, state or municipal government or an agency of any such government unless such account debtor has specifically consented to the assignment of such accounts; and

(j)            any accounts, including any account not specifically excluded above, determined by the Lender in its sole discretion, not to be eligible;

“Environmental Claims” means any and all enforcement, clean-up, removal or other governmental or regulatory actions, orders, directions or proceedings instituted, pending or completed or to the best of the knowledge of the Borrower, threatened or anticipated pursuant to any Environmental Laws and all claims made or, to the best of the knowledge of the Borrower, threatened, by any third party against the Borrower, any property of the Borrower or its Subsidiaries or any party having charge, management or control of any property of the Borrower or its Subsidiaries relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any violation or alleged violation of Environmental Laws;

“Environmental Laws” means any present or future applicable federal, provincial, state, municipal or other local law, statute, regulation or by-law, code, ordinance, decree, directive, standard, policy, rule, order, treaty, convention, judgment, award or determination for the protection of the environment or human health;

“Equivalent Amount” on any given date in one currency (the “first currency”) of any amount denominated in another currency (the “second currency”) means the amount of the first currency which could be purchased with such amount of the second currency at the rate of exchange quoted by the Lender at 11:00 a.m. (Toronto time) on such date for the purchase of the first currency with the second currency;

“Event of Default” means any of the events described in Section 10.1;

“Face Amount” means, in respect of a Bankers’ Acceptance, the amount payable to the holder thereof on the maturity thereof and means, in respect of a Letter of Credit, the maximum amount payable to a beneficiary thereunder;

“Facilities” means, collectively, the Operating Facility and the Term Facility;

“Federal Funds Effective Rate” means, for any particular day, the variable rate of interest per annum, calculated on the basis of a 360-day year as determined by the Lender for the actual number of days elapsed, equal to:

(i)            the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or

(ii)           for any Business Day on which such rate is not so published by the Federal Reserve Bank of New York, the average of the quotations for such day for such transactions received by the Lender from three federal funds brokers of recognized standing selected by the Lender in consultation with the Borrower;

“GAAP” means the generally accepted accounting principles in the United States;

“Governmental Authority” means the government of Canada, any other nation (including The United States of America) or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, instrumentality, regulatory or public body, court, commission, board, bureau, agency, central bank, fiscal or monetary authority or other authority and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements;

“Guarantees” by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Debt, dividend or other obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Debt or obligation on any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation, (c) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Debt or obligation against loss, or (d) otherwise to assure the owner of the Debt or obligation of the Primary Obligor against loss in respect thereof.  For the purposes of all computations made under this Agreement, a Guarantee in respect of any Debt, and a Guarantee in respect of any other obligation or liability or any dividend, as of the date of any such computation, shall be deemed to be an amount equal to (a) where such Guarantee is unlimited in amount, the aggregate outstanding amount of the Debt being Guaranteed and (b) where such Guarantee is limited in amount, the lesser of the aggregate outstanding amount of such Debt and the maximum amount that may be claimed under such Guarantee;

“Guarantors” means, collectively, DI, DPI, DAHI and each Person who becomes a material Subsidiary (as determined, from time to time, by the Lender in its sole and absolute discretion acting in good faith) after the date hereof and “Guarantor” means any one of them;

“Guarantors’ Security” has the meaning specified in Section 9.1;

“Guarantors’ Security Documents” has the meaning specified in Section 9.3;

“Hazardous Substance” means any contaminant, pollutant or substance that causes harm or degradation to the surrounding environment or injury to human health and, without restricting the generality of the foregoing, includes any pollutant, contaminant, waste, hazardous waste, deleterious substance or dangerous good present in such quantity or state that it contravenes any Environmental Laws or gives rise to any liability or obligation under any Environmental Law;

“Indemnitee” has the meaning specified in Section 12.4(a);

“Indemnifying Party” has the meaning specified in Section 12.4(c);

“Interest Date” means the first day of each calendar month;

“Interest Period” means, with respect to a Libor Advance, a period commencing (i) in the case of the initial Interest Period for such Libor Advance, on the date of such Libor Advance; and (ii) in the case of any subsequent Interest Period for such Advance, on the last day of the immediately preceding Interest Period applicable thereto and, in each case, ending on the last day of such period as shall be selected by the Borrower pursuant to the provisions hereof; provided that if any Libor Advance arises as a result of a Conversion of another type of Advance pursuant to the provisions hereof, the initial Interest Period for such Libor Advance after such Conversion shall commence on the date of such Conversion;

“Investment”, with respect to any Person, means, directly or indirectly, any advance, loan or capital contribution to, any bona fide accounts receivable not collected from Affiliates, or the purchase of any shares, interests, participations or other equivalents (however designated) of corporate stock, bonds, notes, debentures or other securities, of any Person, or the making of any investment in any Person;

“LC Fee” has the meaning specified in Schedule A;

“Lender” means National Bank of Canada and its successors and permitted assigns;

“Lender’s Counsel” means the firm of Davies Ward Phillips & Vineberg LLP, Toronto, Ontario, or such other firm of legal counsel as the Lender may from time to time designate;

“Letter of Credit” means a term letter of credit, sight letter of credit, standby letter of credit or documentary letter of credit issued by the Lender at the request of the Borrower pursuant to Section 3.2;

“Letter of Credit Facility” means the revolving credit facility forming part of each of the Operating Facility and the Term Facility and to be made available to the Borrower hereunder by way of the issuance of Letters of Credit as set forth in Article 3;

“Libor Advance” means a loan made by the Lender to the Borrower in, or Conversion into, United States Dollars on which interest is payable at the Libor Rate plus the Applicable Libor Margin;

“Libor Rate” means, for each Interest Period for each Libor Advance, a rate of interest per annum, calculated on the basis of a year of 360 days, equal to the London interbank offered rate for United States Dollars, at 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of such Interest Period, and having a term equal to such Interest Period, as such rate is reported on the display designated as “page 3750” (or any replacement page) by “Telerate - the Financial Information Network” published by Telerate Systems, Inc. (or such other company or service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits in United States Dollars) and, if such rate is not available, then the rate of interest per annum, calculated on the basis of a year of 360 days, at which the Lender is offered deposits in United States Dollars by prime banks in the London interbank market at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period for a period comparable to such Interest Period and in an amount approximately equal to the amount of the Libor Advance to be outstanding during such Interest Period;

“Loan Documents” means, collectively, this Agreement, the Confirmation, the Borrower’s Security Documents and the Guarantors’ Security Documents and “Loan Document” means any one of them;

“Long-Term Debt” means Debt which, by its terms or on renewal or extension at the option of the Borrower, has a term to maturity of more than 12 months;

“Losses” has the meaning specified in Section 12.4(a);

“Material Adverse Change” means an event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect;

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, financial position or operating results of the Borrower and its Subsidiaries, taken as a whole, or (b) the ability of the Borrower to perform any of its obligations under this Agreement or any of the Loan Documents, or (c) the ability of any Guarantor to perform its obligations under the Subsidiary Guarantee or any of the Loan Documents, (d) the validity or enforceability of this Agreement or any of the Loan Documents or the rights and remedies of the Lender hereunder or (e) the amount which the Lender would be likely to receive (after giving effect to delays on payment and costs of enforcement) upon the liquidation of the Collateral;

“Material Agreement” means any agreement, contract or document which is material to the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole;

“Maturity Date” means in the case of the Operating Facility, June 10, 2005, subject to extension pursuant to Section 2.4(c) and means, in the case of the Term Facility, June 10 , 2007;

“Net Proceeds” means with respect to: (i) the issuance or creation of any Debt, whether public or private, of any Person, the amount equal to the aggregate amount received in cash in connection with such issuance or creation less all reasonable fees (including without limitation, reasonable legal fees), commissions and other out-of-pocket expenses incurred or paid for by such Person in connection with such creation or issuance; and (ii) with respect to any asset dispositions by any Person, an amount equal to the amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable or other non-cash consideration but only as and when such cash is received) in connection with any such disposition less all reasonable fees, incurred or paid for by the Person in connection with the disposition and all sales, goods and services or similar taxes incurred in connection with the disposition;

“Non-Compliance Matters” means those matters described in Schedule 7.1(j);

“Notice” has the meaning specified in Section 3.3(a);

“Notice of Amount” has the meaning specified in Section 5.1;

“Notification Date” has the meaning specified in Section 12.5(c);

“Obligors” means the Borrower and each Guarantor and “Obligor” means any one of them;

“Officer’s Certificate” means a certificate signed by any one of the President and Chief Executive Officer, the Chief Financial Officer or the Vice President, Finance of the Borrower;

“Ontario Property” means the real property leased by the Borrower at 6870 Goreway Drive, Mississauga, Ontario, Canada;

“Operating Facility” means the revolving credit facility, including the Letter of Credit Facility (specified as being part of the Operating Facility), in an aggregate principal amount of up to the Committed Operating Amount or its Equivalent Amount in United States Dollars to be made available to the Borrower hereunder as set forth in Article 2 and Article 3;

“Original Loan Agreement” has the meaning specified in the recitals to this Agreement;

“Outstanding Operating Amount” has the meaning specified in Section 2.5(a);

“Outstanding Term Amount” has the meaning specified in Section 2.6(a);

“Permitted Acquisition” means any Reorganization between or among any of the Obligors and any of the Subsidiaries completed in accordance with Section 11.1 or any Acquisition by an Obligor of one or more other Obligors or any Subsidiary;

“Permitted Charge” means, with respect to any Person:

(i)            any Charge created by law that is assumed in the ordinary course of business and in order to exercise same, which has not at such date been registered in accordance with Applicable Laws against such Person, which relates to obligations which are not yet due, which is not related to any loan of money or obtaining of credit and which, in the aggregate, do not affect in a material way the use, the income or the benefits flowing from the property so charged in the conduct of the business of such Person; any Charge resulting from judgments or decisions which such Person has, at such date, appealed or in respect of which it has sought revision and obtained a suspension of execution pending the appeal or the revision; any Charge for taxes, assessments or governmental claims or other impositions not yet due or matured or in respect of which the validity at such date has been contested in good faith by such Person before a competent tribunal or other governmental body; or which relates to a deposit of monies or securities in the ordinary course of business with respect to any Charge referred to in this paragraph, or to secure worker’s compensation, surety or appeal bonds or security for costs of litigation;

(ii)           any right of a municipality, governmental body or other public authority pursuant to any lease, licence, franchise, grant or permit obtained by such Person, or any right resulting from a legislative provision, to terminate such lease, licence, franchise, grant or permit, or requiring an annual or periodic payment as a condition of its extension;

(iii)          any real right granted by such Person to a public body, or to a municipal or governmental authority or public utility, or which may be imposed by one or the other, when required by such body or authority with respect to the operations of such Person in the ordinary course of its business;

(iv)          real rights granted in favour of municipal authorities or public utilities on real property and immovables acquired from time to time by such Person which do not adversely affect the value or marketability of such Person’s real and immovable property;

(v)           minor title defects, homologated lines, zoning and building by-laws, ordinances, regulations and other governmental restrictions on the use of property, provided that none of the foregoing adversely affects the value or marketability of such Person’s real or immovable property;

(vi)          Charges to secure Debt to renew, extend, refinance or refund, in whole or in part, Debt secured by any Charge referred to in this definition, so long as such Charge does not extend to any other property and the principal amount of Debt so renewed, extended, refinanced or refunded, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Borrower as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Borrower in connection with such refinancing;

(vii)         the reservations in the original grant of an immovable or real property from the Crown; and

(viii)        any Charge which is created, incurred, assumed or suffered to exist to secure a Purchase Money Obligation, the Debt secured by which does not, exceed $100,000;

“Permitted Debt” means

(i)            Debt to the Lender under the Facilities;

(ii)           Debt to trade creditors incurred in the ordinary course of business and not overdue;

(iii)          Debt arising from deposits made by customers with DPI in respect of work to be performed or goods to be supplied by DPI to such customers; and

(iv)          Debt incurred in the ordinary course, including in respect of Capital Leases in an amount not exceeding $50,000 in any one transaction and not exceeding $250,000 in one fiscal year of the Borrower;

“Permitted Disposition” means, in respect of any Person, the disposition, transfer or sale of (i) inventory or assets in the ordinary course of its business and for the purpose of carrying on the same, (ii) such other assets or properties provided that all proceeds received therefrom are used to repay the Advances outstanding at such time, and (iii) assets which are obsolete, worn-out or no longer necessary provided that all proceeds in excess of Cdn. $250,000 received therefrom in any fiscal year are used to repay the Advances outstanding at such time;

“Permitted Investments” means (i) Investments made by the Borrower in DPI; and (ii) any loan made by the Borrower to a Guarantor provided that such Guarantor has executed and delivered a Guarantee in favour of the Lender and the Guarantors’ Security Documents, as applicable;

“Person” means an individual, company, partnership (whether or not having separate legal personality), corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority;

“Prime Rate” means the greater of (i) the variable rate of interest per annum, expressed on the basis of a year of 365 or 366 days, as the case may be, established or quoted from time to time by the Lender as the reference rate of interest then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada and (ii) the sum of (x) the rate per annum for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on the display page designated as the CDOR Page (or any replacement page) by Reuters Money Market Service (or its successor) as of 10:00 a.m. on the date of determination as reported by the Lender, and (y) 0.50% per annum;

“Prime Rate Advance” means a loan made by the Lender to the Borrower in, or Conversion into, Canadian Dollars on which interest is payable at the Prime Rate plus the Applicable Margin;

“Priority Claims” means, at any time, the aggregate of any amounts due and payable prior to such time, to the extent not paid by the Borrower or any of the Guarantors in respect of:

(a)           wages, salaries, commissions or other remunerations;

(b)           vacation pay;

(c)           deductions at source for employees’ federal and provincial income taxes, Canadian Pension Plan and Employment Insurance;

(d)           GST and PST (net input tax credits);

(e)           Workers’ Compensation Board premiums or similar premiums;

(f)            all taxes under federal and state laws of the United States including, but not limited to, all federal, state or local net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, sales, use, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto;

(g)           all payments in connection with an employee benefit plan, program and arrangement including, without limitation, any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to by the Borrower or any of the Guarantors, or any other applicable law covering employee benefit plans (including, without limitation, the Internal Revenue Code of 1986, as amended) or any applicable agreement controlling such employee benefit plan(s);

(h)           all payments in connection with workers’ compensation, workers’ disability insurance, or any similar program as required by any applicable state or federal law, such as, for example, the New York State “Workers’ Compensation Law” (New York Consolidated Laws Chapter 67, §§1 et. seq.);

(i)            property taxes;

(j)            rent;

(k)           the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which the Lender, acting reasonably, considers may be or may become subject to a right of a supplier to recover possession thereof under any Applicable Law, where such supplier’s right may have priority over the security interests of the Lender, including without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada); and

(l)            claims which may rank in priority to or pari passu with the Lender’s security interest in respect of accounts receivable or inventory;

“Purchase Money Obligation” means, with respect to any Person, any Debt incurred in respect of the cost of acquisition, including by way of conditional sales contract, or leasing by way of a Capital Lease, of any property (including shares of capital stock or Debt) or of the cost of construction, improvement or extension of any property, acquired, constructed, improved or extended or leased by way of a Capital Lease, which Debt existed at the time of acquisition, construction, improvement or extension or leasing by way of a Capital Lease or within 90 days after the completion thereof, excluding any trade debt incurred in the ordinary course of business and without any extended terms, and includes any extension, renewal or refunding of any such Debt if the amount thereof outstanding on the date of such extension, renewal or refunding is not increased;

“Quebec Property” means the real property owned by DPI and located at 16751 Trans Canada Highway, Kirkland, Quebec;

“Release” means any emission, deposit, issuance, discharge, transportation or disposal;

“relevant period” has the meaning specified in Section 2.12(a);

“Reorganization” has the meaning specified in Section 11.1;

“Rollover” means a rollover of a Libor Advance or a Bankers’ Acceptance pursuant to and in accordance with Section 2.10 or Article 4, respectively;

“Rollover Notice” means a notice substantially in the Form of Schedule E;

“Security” means, collectively, the Borrower’s Security and the Guarantors’ Security;

“Security Documents” means, collectively, the Borrower’s Security Documents and the Guarantors’ Security Documents and “Security Document” means any of them;

“Securitization Transaction” means any transaction providing for the sale, securitization or other asset-backed financing of (i) receivables of or owing to any Obligor or any of its Subsidiaries or (ii) any other assets of any Obligor or any of its Subsidiaries;

“Standby Fee” has the meaning specified in Section 2.12(a) and is calculated in accordance with Schedule A;

“Subordinated Debt” means any Debt of the Borrower or any Guarantor to any Person, in principal, interest and fees, which is expressly postponed and made subordinate and junior in right of payment to the Advances (i) by its express terms or (ii) pursuant to a subordination agreement, in each case on terms and conditions satisfactory to the Lender;

“Subsidiary” means any corporation more than 50% of the Voting Shares of which at the time of determination are beneficially owned, directly or indirectly, by the Borrower or any corporation, joint venture, partnership or other Person which is subject to the direct or indirect Control of the Borrower;

“Subsidiary Guarantee” means, in respect of the each of the Guarantors (other than DPI), the guarantee made as of December 31, 2002 in favour of the Lender, guaranteeing, inter alia, the obligations of the Borrower under the Loan Documents and in the case of DPI means the guarantee made by DPI as of the Closing Date in favour of the Lender, guaranteeing, inter alia, the obligations of the Borrower under the Loan Documents;

“Successor Corporation” has the meaning specified in Section 11.1;

“Synthetic Lease” means any synthetic lease or similar off-balance sheet financing product under the terms of which the lessee retains the tax benefits of ownership but treats the lease as an operating lease in accordance with GAAP;

“Taxes” includes all present and future income, corporation, capital gains, capital and value-added and goods and services taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties with respect thereto, if any, and charges, fees and other amounts made on or in respect thereof;

“Term Facility” means the revolving credit facility, including the Letter of Credit Facility (specified as being part of the Term Facility), in an aggregate principal amount of up to Cdn. $10,000,000 (or its initial Equivalent Amount in United States Dollars) made available to the Borrower hereunder as set forth in Article 2 and Article 3;

“Total Funded Debt” means, with respect to the Borrower, on a consolidated basis without duplication, the sum of (i) all interest bearing Debt; (ii) all Debt referred to in paragraph (ix) of the definition Debt; and (iii) all Capital Leases;

“Transfer Certificate” means a certificate substantially in the form of Schedule F;

“Transferee” has the meaning specified in Section 13.11;

“United States Dollars”, “U.S. Dollars” and “U.S. $” mean the lawful currency of the United States of America in immediately available funds;

“Unfunded Capital Expenditures” means, for any period the amount of all Capital Expenditures less any Capital Expenditures funded by Permitted Debt, Subordinated Debt or by the proceeds of any equity issue of the Borrower;

“U.S. Base Rate Advance” means a loan made by the Lender to the Borrower in, or Conversion into, U.S. Dollars on which interest is payable at the Base Rate plus the Applicable Margin;

“Vermont Property” means the real property leased by DI at Suite 50, 75 Talcott Road, Williston, Vermont, U.S.A.; and

“Voting Shares” means shares of any class of any corporation carrying voting rights under all circumstances, provided that, for the purpose of this definition, shares which only carry the right to vote conditionally on the happening of an event shall not be considered Voting Shares unless such right has become exercisable.

1.2                                                                               Headings

The division of this Agreement into Articles and Sections and the insertion of an index and headings are for convenience of reference only and shall not affect the construction or interpretation hereof.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section, paragraph or other portion hereof and include any agreement supplemental hereto.  Save as expressly provided herein, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.3                                                                               Extended Meanings

Words importing the singular number only shall include the plural and vice versa, and words importing any gender shall include all genders.  The term “including” means “including without limitation”.

1.4                                                                               References to Lender

Any reference in this Agreement to the Lender shall be construed so as to include its permitted successors, transfers or assigns hereunder in accordance with their respective interests.

1.5                                                                               Accounting Terms and Practices

Unless otherwise provided herein, all accounting terms referred to herein shall be construed in accordance with GAAP on the date of this Agreement and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles, consistently applied.

1.6                                                                               Non-Business Days

Whenever any payment to be made hereunder shall be stated to be due or any action to be taken hereunder shall be stated to be required to be taken on a day other than a Business Day, such payment shall be made or such action shall be taken on the next succeeding Business Day and, in the case of the payment of any monetary amount, the extension of time shall be included for the purposes of computation of interest or fees thereon.

1.7                                                                               References to Time of Day

Except as otherwise specified herein, a time of day shall be construed as a reference to Toronto, Canada time.

1.8                                                                               Severability

In the event that one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

1.9                                                                               Currency

All monetary amounts in this Agreement refer to Canadian Dollars unless otherwise specified.

1.10                                                                        References to Statutes

Except as otherwise provided herein, any reference in this Agreement to a statute shall be construed to be a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted.

1.11                                                                        References to Agreements

Except as otherwise provided herein, any reference herein to this Agreement or any other agreement or document shall be construed to be a reference to this Agreement or such other agreement or document, as the case may be, as the same may have been, or may from time to time be, amended, varied, novated or supplemented.

1.12                                                                        Consents and Approvals

Whenever the consent or approval of a party hereto is required in a particular circumstance, unless otherwise expressly provided for therein, such consent or approval shall not be unreasonably withheld or delayed by such party.

1.13                                                                        Schedules

The following are the Schedules attached hereto and incorporated by reference and deemed to be part hereof:

Schedule A	Applicable Margin, Applicable Libor Margin, Applicable BA Stamping Fee, LC Fee and Standby Fee
Schedule B	Borrowing Base Certificate
Schedule C	Conversion Notice
Schedule D	Drawdown Notice
Schedule E	Rollover Notice
Schedule F	Transfer Certificate
Schedule G	Compliance Certificate
Schedule 7.1(h)	Litigation
Schedule 7.1(i)	Licenses
Schedule 7.1(j)	Non-Compliance Matters
Schedule 7.1(p)	Real Property
Schedule 7.1(q)	Subsidiaries
Schedule 7.1(u)	Bank Accounts

ARTICLE 2
THE FACILITIES

2.1                                                                               Original Loan Agreement

This Agreement amends and restates the Original Loan Agreement in its entirety.  For greater certainty, each of the Borrower and the Lender agrees and confirms that all of its liabilities and obligations under the Original Credit Agreement existing on the Closing Date are amended and restated by this Agreement and continue in full force and effect hereunder, except to the extent amended by this Agreement and any amounts outstanding under the Original Loan Agreement on the Closing Date shall be deemed to be and the parties hereby confirm that such amounts are outstanding under the Operating Facility.

2.2                                                                               The Facilities

Upon the terms and subject to the conditions hereof, the Lender hereby agrees to make the Facilities available to the Borrower.

2.3                                                                               Purposes

(a)                                  The Operating Facility is being made available to the Borrower by the Lender for general corporate purposes, including to provide working capital to the Borrower for the business and operations of the Borrower and its Subsidiaries.

(b)                                 The Term Facility is being made available to the Borrower by the Lender:

(i)             to advance funds to DPI to repay amounts outstanding under the Draxis Pharma Debt; and

(ii)          for Capital Expenditures requirements of the Borrower.

2.4                                                                               Term and Availability of Advances

(a)                                  Availability of Operating Facility.  The Operating Facility shall be available for Drawdowns by the Borrower, at the option of the Borrower, (i) in a minimum principal amount of Cdn. $50,000 and integral multiples of Cdn. $10,000 thereafter by way of Prime Rate Advances, (ii) in a minimum Face Amount of Cdn. $50,000 and integral multiples of Cdn. $50,000 thereafter by way of Bankers’ Acceptance Advances, (iii) in a minimum amount of U.S. $50,000 and integral multiples of U.S. $10,000 thereafter by way of U.S. Base Rate Advances, (iv) in a minimum amount of U.S. $50,000 and integral multiples of U.S. $10,000 thereafter by way of Libor Advances, or (v) any combination thereof, in each case by irrevocable Drawdown Notice given to the Lender not later than (x) 10:00 a.m. on the relevant Drawdown Date in the case of Prime Rate Advances, Bankers’ Acceptance Advances and U.S. Base Rate Advances and (y) 10:00 a.m. on the third Business Day prior to the relevant Drawdown Date in the case of a Libor Advance.  The Operating Facility shall be a revolving credit facility and, subject to the terms and conditions contained herein, the Borrower shall have the right and option to determine, in addition to the Letters of Credit available pursuant to Article 3, in which of these forms the Operating Facility shall be utilized from time to time and the Borrower may borrow, repay and reborrow the Operating Facility at any time prior to the Maturity Date but solely for the purposes set forth in Section 2.3(a), and the Borrower shall have the right to convert the manner in which the Operating Facility is utilized from one form to another as it sees fit, subject to Section 2.13.  The Borrower may not make a Drawdown under the Operating Facility if as a result of such Drawdown the sum of (A) the aggregate principal amount of all Prime Rate Advances outstanding under the Operating Facility, plus (B) the aggregate Face Amount of all Bankers’ Acceptances outstanding under the Operating Facility, plus (C) the maximum amount which may be drawn under all Canadian Dollar denominated Letters of Credit outstanding under the Operating Facility portion of the Letter of Credit Facility, plus (D) the Equivalent Amount, expressed in Canadian Dollars, of the aggregate principal amount of all Libor Advances outstanding under the Operating Facility, plus (E) the Equivalent Amount, expressed in Canadian Dollars, of the aggregate principal amount of all U.S. Base Rate Advances outstanding under the Operating Facility, plus (F) the Equivalent Amount, expressed in Canadian Dollars, of the maximum amount which may be drawn under all U.S. Dollar denominated Letters of Credit outstanding under the Operating Facility portion of the Letter of Credit Facility, in each case without duplication, would exceed the Available Amount.  The Lender shall have no obligation to make any Advance hereunder at any time after demand has been made pursuant to Section 10.2, or at any time that the Borrower or any of the Guarantors has failed to observe or perform any of its covenants or obligations under any of the Loan Documents and such default is continuing, regardless of whether the Lender has made demand pursuant to Section 10.2 hereof.

(b)                                 Availability of Term Facility.  The Term Facility shall be available for Drawdowns by the Borrower, at the option of the Borrower, (i) in a minimum principal amount of Cdn. $50,000 and integral multiples of Cdn. $10,000 thereafter by way of Prime Rate Advances, (ii) in a minimum Face Amount of Cdn. $50,000 and integral multiples of Cdn. $50,000 thereafter by way of Bankers’ Acceptance Advances, (iii) in a minimum amount of U.S. $50,000 and integral multiples of U.S. $10,000 thereafter by way of U.S. Base Rate Advances, (iv) in a minimum amount of U.S. $50,000 and integral multiples of U.S. $10,000 thereafter by way of Libor Advances, or (v) any combination thereof, in each case by irrevocable Drawdown Notice given to the Lender not later than (x) 10:00 a.m. on the relevant Drawdown Date in the case of Prime Rate Advances, Bankers’ Acceptance Advances and U.S. Base Rate Advances and (y) 10:00 a.m. on the third Business Day prior to the relevant Drawdown Date in the case of a Libor Advance.  The Term Facility shall be a revolving credit facility and, subject to the terms and conditions contained herein, the Borrower shall have the right and option to determine, in addition to the Letters of Credit available pursuant to Article 3, in which of these forms the Term Facility shall be utilized from time to time and the Borrower may borrow, repay and reborrow the Term Facility at any time prior to the Maturity Date but solely for the purposes set forth in Section 2.3(b), and the Borrower shall have the right to convert the manner in which the Term Facility is utilized from one form to another as it sees fit, subject to Section 2.13.  The Borrower may not make a Drawdown under the Term Facility if as a result of such Drawdown the sum of (A) the aggregate principal amount of all Prime Rate Advances outstanding under the Term Facility, plus (B) the aggregate Face Amount of all Bankers’ Acceptances outstanding under the Term Facility, plus (C) the maximum amount which may be drawn under all Canadian Dollar denominated Letters of Credit outstanding under the Term Facility portion of the Letter of Credit Facility plus (D) the Equivalent Amount, expressed in Canadian Dollars, of the aggregate principal amount of all Libor Advances outstanding under the Term Facility, plus (E) the Equivalent Amount, expressed in Canadian Dollars, of the aggregate principal amount of all U.S. Base Rate Advances outstanding under the Term Facility, plus (F) the Equivalent Amount, expressed in Canadian Dollars, of the maximum amount which may be drawn under all U.S. Dollar denominated Letters of Credit outstanding under the Term Facility portion of Letter of Credit Facility, in each case without duplication, would exceed the Available Amount.  The Lender shall have no obligation to make any Advance hereunder at any time after demand has been made pursuant to Section 10.2, or at any time that the Borrower or any of the Guarantors has failed to observe or perform any of its covenants or obligations under any of the Loan Documents and such default is continuing, regardless of whether the Lender has made demand pursuant to Section 10.2 hereof.

(c)                                  Termination.  The Term Facility shall terminate on the Maturity Date applicable thereto.  The Operating Facility shall terminate on the Maturity Date applicable thereto unless extended with this Section 2.4(c).  Not more than 90 days nor less than 60 days before the then effective Maturity Date in respect of the Operating Facility, the Borrower may request, by written notice to the Lender, that the Maturity Date be extended for an additional period of up to 364 days.  Within 40 days after the Borrower has delivered such request for extension to the Lender, the Lender shall give written notice to the Borrower of its decision to so extend or deny the requested extension (and the failure to provide such notice shall be deemed to be a decision to deny the requested extension).  If the Lender approves the requested extension, the Maturity Date with respect to the Operating Facility only shall be extended for the period of time set forth in the notice of approval, to a maximum of a further 364 days and the Maturity Date for purposes of the Operating Facility shall be amended accordingly.

2.5                                                                               Repayment of Operating Facility

(a)                                  If the sum of (i) the aggregate principal amount of all Prime Rate Advances outstanding under the Operating Facility, plus (ii) the aggregate Face Amount of all Bankers’ Acceptances outstanding under the Operating Facility, plus (iii) the maximum amount which may be drawn under all Canadian Dollar denominated Letters of Credit outstanding under the Operating Facility portion of the Letter of Credit Facility, plus (iv) the Equivalent Amount, expressed in Canadian Dollars, of the aggregate principal amount of all Libor Advances outstanding under the Operating Facility, plus (v) the Equivalent Amount, expressed in Canadian Dollars, of the aggregate principal amount of all U.S. Base Rate Advances outstanding under the Operating Facility, plus (vi) the Equivalent Amount, expressed in Canadian Dollars, of the maximum amount which may be drawn under all U.S. Dollar denominated Letters of Credit outstanding under the Operating Facility portion of the Letter of Credit Facility (such amount being referred to in this Section 2.5 as the “Outstanding Operating Amount”), exceeds the maximum amount allowed pursuant to Section 2.4(a) for any reason whatsoever (including changes in the Canadian Dollar/United States Dollar exchange rate), then the Lender may, by notice to the Borrower, require the Borrower to repay, within two Business Days of receipt of such notice, subject to the provisions of this Section 2.5, that portion of the Outstanding Operating Amount which is in excess of the maximum amount allowed pursuant to Section 2.4(a) determined on the date of such notice.

(b)                                 Provided that the Operating Facility is not prepaid or accelerated in accordance with Article 10, the Borrower shall repay the principal amount of all Advances outstanding under the Operating Facility, together with accrued and unpaid interest thereon and associated fees, on the Maturity Date.  As concerns any Letter of Credit which, on the Maturity Date, has (with the consent of the Lender) an expiry date later than the Maturity Date, the Borrower shall pay to the Lender, on the Maturity Date, the then contingent liability of the Lender thereunder (to be held solely for the purpose of satisfying any draw under such Letter and to be held subject to Section 3.7).  Following such payment by the Borrower to the Lender, the Borrower shall have no further liability to the Lender with respect to any such Letter of Credit.  Amounts which are repaid as aforesaid may not be reborrowed.

(c)                                  All repayments of the Operating Facility by the Borrower, other than repayments pursuant to paragraphs (a) and (b) of this Section 2.5 shall be in a minimum amount of Cdn.

$50,000 and incremental amounts of Cdn. $10,000 thereafter or the Equivalent Amount in U.S. Dollars.  Repayments of any Advance outstanding under the Operating Facility shall be made in the currency in which such Advance is denominated.

2.6                                                                               Repayment of Term Facility

(a)                                  If the sum of  (i) the aggregate principal amount of all Prime Rate Advances outstanding under the Term Facility, plus (ii) the aggregate Face Amount of all Bankers’ Acceptances outstanding under the Term Facility, plus (iii) the maximum amount which may be drawn under all Canadian Dollar denominated Letters of Credit outstanding under the Term Facility portion of the Letter of Credit Facility, plus (iv) the Equivalent Amount, expressed in Canadian Dollars, of the aggregate principal amount of all Libor Advances outstanding under the Term Facility, plus (v) the Equivalent Amount, expressed in Canadian Dollars, of the aggregate principal amount of all U.S. Base Rate Advances outstanding under the Term Facility, plus (vi) the Equivalent Amount, expressed in Canadian Dollars, of the maximum amount which may be drawn under all U.S. Dollar denominated Letters of Credit outstanding under the Term Facility portion of the Letter of Credit Facility, (such amount being referred to in this Section 2.6 as the “Outstanding Term Amount”), exceeds the amount allowed pursuant to Section 2.4(b) for any reason whatsoever (including changes in the Canadian Dollar/United States Dollar exchange rate), then the Lender may, by notice to the Borrower, require the Borrower to repay, within two Business Days of receipt of such notice, subject to the provisions of this Section 2.6, that portion of the Outstanding Term Amount which is in excess of the maximum amount allowed pursuant to Section 2.4(b) determined on the date of such notice.

(b)                                 If the Borrower or any Subsidiary issues or incurs any Debt other than: (i) Permitted Debt or (ii) Subordinated Debt, an amount equal to 100% of the Net Proceeds therefrom shall be paid to the Lender to repay amounts outstanding under, and permanently cancel, the Term Facility.  Such payment shall be made within five Business Days of the receipt of the Net Proceeds.

(c)                                  If the Borrower or any Subsidiary makes a Permitted Disposition, an amount equal to (i) 50% of all Net Proceeds attributable to any Permitted Disposition with a value of less than $1,000,000; and (ii) 100% of all Net Proceeds attributable to any Permitted Disposition with a value of $1,000,000 or more shall be paid to the Lender to repay amounts outstanding under, and permanently cancel, the Term Facility.  Such payment shall be made within five Business Days of the receipt of the Net Proceeds.

(d)                                 Provided that the Term Facility is not prepaid or accelerated in accordance with Article 10, the Borrower shall repay the principal amount of all Advances outstanding under the Term Facility, together with accrued and unpaid interest thereon and associated fees, on the Maturity Date.  As concerns any Letter of Credit which, on the Maturity Date, has (with the consent of the Lender) an expiry date later than the Maturity Date, the Borrower shall pay to the Lender, on the Maturity Date, the then contingent liability of the Lender thereunder (to be held solely for the purpose of satisfying any draw under such Letter and to be held subject to Section 3.7).  Following such payment by the Borrower to the Lender, the Borrower shall have no further liability to the Lender with respect to any such Letter of Credit.  Amounts which are repaid as aforesaid may not be reborrowed.

(e)                                  All repayments of the Term Facility by the Borrower, other than repayments pursuant to paragraphs (a), (b) and (c) of this Section 2.6, shall be in a minimum amount of Cdn. $50,000 and incremental amounts of Cdn. $10,000 thereafter or the Equivalent Amount in U.S. Dollars.  Repayments of any Advance outstanding under the Term Facility shall be made in the currency in which such Advance is denominated.

2.7                                                                               Cancellation or Reduction of Facilities

The Borrower may at any time, upon giving at least 10 days’ prior notice to the Lender, cancel in full or, from time to time, cancel in part any undrawn portion of either the Operating Facility or the Term Facility; provided, however, that any such reduction shall be in minimum amounts of Cdn. $50,000.  Any such cancellation shall permanently reduce the Operating Facility and may not be reinstated.

2.8                                                                               Interest on Prime Rate Advances

Interest on each Prime Rate Advance shall accrue at a rate per annum equal to Applicable Margin plus the Prime Rate in effect from time to time during the period of time that the Prime Rate Advance is outstanding.  Such interest shall be payable in Canadian Dollars monthly in arrears on the Interest Date commencing with the Interest Date occurring in the calendar month following the initial Drawdown Date for the period from and including the Drawdown Date for such Advance (or, if applicable, the date on which such Advance was converted into a Prime Rate Advance) or the preceding Interest Date for such Prime Rate Advance, as the case may be, to and including the day preceding such Interest Date and shall be calculated on the principal amount of the Prime Rate Advance outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 days or 366 days, in the case of an Interest Date occurring in a leap year.  Changes in the Prime Rate shall cause an automatic and immediate adjustment of the interest rate payable on Prime Rate Advances without the necessity of any notice to the Borrower.

2.9                                                                               Interest on U.S. Base Rate Advances

Interest on each U.S. Base Rate Advance shall accrue at a rate per annum equal to Applicable Margin plus the Base Rate in effect from time to time during the period of time that the U.S. Base Rate Advance is outstanding.  Such interest shall be payable in United States Dollars monthly in arrears on the Interest Date commencing with the Interest Date occurring in the calendar month following the initial Drawdown Date for the period from and including the Drawdown Date for such Advance (or, if applicable, the date on which such Advance was converted into a U.S. Base Rate Advance) or the preceding Interest Date for such U.S. Base Rate Advance, as the case may be, to and including the day preceding such Interest Date and shall be calculated on the principal amount of the U.S. Base Rate Advance outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 days or 366 days, in the case of an Interest Date occurring in a leap year.  Changes in the Base Rate shall cause an automatic and immediate adjustment of the interest rate payable on U.S. Base Rate Advances without the necessity of any notice to the Borrower.

2.10                                                                        Libor Advances

(a)                                  Libor Advances shall be available for Drawdown in United States Dollars.  Each Drawdown Notice shall specify the applicable Interest Period for the Libor Advance. The duration of each such Interest Period shall be for periods of approximately one, two, three or six months (or such other period as may be agreed to by the Lender), as the Borrower may select in the applicable Drawdown Notice, Conversion Notice or Rollover Notice.  No Libor Advance may have an Interest Period ending after the applicable Maturity Date.  If any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in the next calendar month, in which case such Interest Period shall be shortened to end on the immediately preceding Business Day.

(b)                                 If the Lender determines that deposits of the necessary amount for the relevant Interest Period are not available in the London interbank market or if for any other reason the Lender, acting reasonably, is unable to determine the applicable Libor Rate, then the relevant Libor Advance will not be made to the Borrower, and the Lender will notify the Borrower of such event forthwith and the Lender will discuss with the Borrower the particular circumstances and implications of such event.  In the event that such determination is made by the Lender in the case of a proposed Rollover of an existing Libor Advance or a proposed Conversion of another type of Advance into a Libor Advance, the proposed Libor Advance will automatically be deemed to be a U.S. Base Rate Advance.

(c)                                  Interest on any Libor Advance shall be calculated at a rate per annum equal to the Libor Rate plus the Applicable Libor Margin, shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed (including the first day of each Interest Period but excluding the last day thereof) and divided by 360.  Interest on any Libor Advance shall be payable in United States Dollars in arrears on the last day of the Interest Period relating thereto; provided, however, that if the Interest Period is for a term of more than three months, interest shall be payable on the last day of the first three-month period and on the last day of each three-month period thereafter, as well as on the last day of the Interest Period.

(d)                                 If a Libor Advance is neither repaid on the last day of an Interest Period nor converted into another type of Advance on such date pursuant to Section 2.13, and if the Lender has not received a Rollover Notice or a Conversion Notice specifying the term of the next Interest Period for such Libor Advance on or before 10:00 a.m. on the second Business Day prior to the last day of the then current Interest Period, then the outstanding Libor Advance shall be deemed to be converted, by way of Conversion on the last day of the then current Interest Period, as a U.S. Base Rate Advance.

(e)                                  Except as otherwise provided herein, Libor Advances shall not be repaid, prepaid or converted into another type of Advance except on the last day of any Interest Period relating thereto unless the Borrower pays to the Lender, all amounts which may be payable under Section 12.2.

2.11                                                                        Method and Place of Payment

(a)                                  Each payment to be made by the Borrower under this Agreement shall be made without deduction, set-off or counterclaim.

(b)                                 All payments of principal, interest and fees hereunder shall be made for value at or before 12:00 noon on the day such amount is due by deposit or transfer thereof to the account of the Lender maintained at the principal office of the Lender in Toronto or such other place as the Borrower and the Lender may from time to time agree.  Payments received after such time shall be deemed to have been made on the next following Business Day.

(c)                                  All payments and repayments of outstanding credit hereunder shall be made in the same currency as such outstanding credit.

2.12                                                                        Fees

(a)                                  During the period commencing on the Closing Date and ending on the Maturity Date (the “relevant period”) the Borrower shall pay to the Lender a fee (the “Standby Fee”) calculated at the rate per annum set out in Schedule A on the aggregate amount of the undrawn Operating Facility and the undrawn Term Facility available hereunder (after giving effect to any cancellation and reduction pursuant to Section 2.7) during the relevant period from day to day.  The Standby Fee shall be payable quarterly, in arrears, on the Interest Date immediately following the end of each fiscal quarter.

(b)                                 The Borrower shall pay to the Lender on the Closing Date, a non-refundable restructuring fee in the amount of $50,000, which amount shall be paid on the Closing Date.

(c)                                  The Borrower shall pay to the Lender, in advance on the first Business Day of each month during the term of this Agreement, a monthly administration fee of $350.00.

2.13                                                                        Conversion Options

Subject to the provisions of this Agreement (including, without limitation, Sections 2.10 and 4.6), the Borrower may convert any type of Advance outstanding under the Term Facility into another type of Advance under the Term Facility and the Borrower may convert any type of Advance outstanding under the Operating Facility into another type of Advance outstanding under the Operating Facility, in each case as follows:

(i)                                     provided that no Event of Default has occurred and is continuing, a Prime Rate Advance or a portion thereof into a Bankers’ Acceptance Advance by giving the Lender a Conversion Notice no later than 10:00 a.m. on the date of the proposed Conversion;

(ii)                                  the Face Amount of a Bankers’ Acceptance or a portion thereof into a Prime Rate Advance on the maturity date of the Bankers’ Acceptance by giving the Lender a Conversion Notice no later than 10:00 a.m. on the date of the proposed Conversion;

(iii)                               provided that no Event of Default has occurred and is continuing, a U.S. Base Rate Advance or a portion thereof into a Libor Advance by giving the Lender a Conversion Notice no later than 10:00 a.m. three Business Days prior to the date of the proposed Conversion;

(iv)                              a Libor Advance or a portion thereof into a U.S. Base Rate Advance on the last day of the Interest Period of the relevant Libor Advance by giving the Lender a Conversion Notice no later than 10:00 a.m. on the date of the proposed Conversion;

(v)                                 provided that no Event of Default has occurred and is continuing, a Prime Rate Advance or a portion thereof into a U.S. Base Rate Advance in the Equivalent Amount by giving the Lender a Conversion Notice no later than 10:00 a.m. on the date of the proposed Conversion;

(vi)                              provided that no Event of Default has occurred and is continuing, the Face Amount of a Bankers’ Acceptance or a portion thereof into a U.S. Base Rate Advance in the Equivalent Amount on the maturity date of the Bankers’ Acceptance by giving the Lender a Conversion Notice no later than 10:00 a.m. on the date of the proposed Conversion;

(vii)                           a U.S. Base Rate Advance or a portion thereof into a Prime Rate Advance in the Equivalent Amount by giving the Lender a Conversion Notice no later than 10:00 a.m. on the date of the proposed Conversion; and

(viii)                        a Libor Advance or a portion thereof into a Prime Rate Advance in the Equivalent Amount on the last day of the Interest Period of the relevant Libor Advance by giving the Lender a Conversion Notice no later than 10:00 a.m. on the date of the proposed Conversion.

Notwithstanding the foregoing, if a Default has occurred and is continuing, a Conversion pursuant to clause (i) or (iii) will be permitted only in the sole discretion of the Lender.  For purposes of Conversions of Advances from Canadian Dollars into U.S. Dollars or from U.S. Dollars into Canadian Dollars, the Equivalent Amount shall be the Equivalent Amount on the date of the Conversion.  For greater certainty, this Section 2.13 shall not be construed so as to entitle the Borrower to convert Advances outstanding under one Facility into Advances under the other Facility.

2.14                                                                        Execution of Notices

All Drawdown Notices, Conversion Notices, Rollover Notices, and notices of repayment, prepayment or cancellation and, unless otherwise provided herein, all other notices, requests, demands or other communications to be given to the Lender by the Borrower hereunder shall be executed by any one officer or director of the Borrower.

2.15                                                                        Evidence of Indebtedness

The Lender shall open and maintain in accordance with its usual practice books of account evidencing all Advances and all other amounts owing by the Borrower to the Lender hereunder.  The Lender shall enter in the foregoing accounts details of every Drawdown Date in respect of each Advance and of all amounts from time to time owing or paid by the Borrower to the Lender, the amounts of principal, interest and fees payable from time to time hereunder and the unused portion of the Commitment in respect of the Operating Facility and the Term Facility available to be drawn down by the Borrower.  The information entered in the foregoing accounts shall constitute, in the absence of manifest error, prima facie evidence of the obligations of the Borrower to the Lender hereunder, the date the Lender made each Advance available to the Borrower and the amounts the Borrower has paid from time to time on account of the principal of, interest on and fees related to the Advances.

2.16                                                                        Interest on Unpaid Costs and Expenses

Unless the payment of interest is otherwise specifically provided for herein, where the Borrower fails to pay any amount required to be paid by the Borrower hereunder when due, having received notice that such amount is due, the Borrower shall pay interest on such unpaid amount, including overdue interest, from the time such amount is due until paid at an annual rate equal to the sum of (i) 3% plus the Prime Rate, in the case of overdue amounts payable in Canadian Dollars, or (ii) 3% plus the Base Rate, in the case of overdue amounts payable in United States Dollars.  Such interest shall be determined daily, compounded monthly in arrears on the last Business Day of each calendar month in each year and payable on demand.

2.17                                                                        Criminal Rate of Interest

Notwithstanding the foregoing provisions of this Article 2, the Borrower shall in no event be obliged to make any payments of interest or other amounts payable to the Lender hereunder in excess of an amount or rate which would be prohibited by law or would result in the receipt by the Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)).

2.18                                                                        Compliance with the Interest Act (Canada)

For the purposes of this Agreement, whenever any interest is calculated on the basis of a period of time other than a calendar year, the annual rate of interest to which each rate of interest determined pursuant to such calculation is equivalent for the purposes of the Interest Act (Canada) is such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in the basis of such determination.

2.19                                                                        Nominal Rate of Interest

The parties acknowledge and agree that all calculations of interest under this Agreement are to be made on the basis of the nominal interest rate described herein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest.  The parties acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

ARTICLE 3

LETTER OF CREDIT FACILITY

3.1                                                                               Establishment of Letter of Credit Facility

The Letter of Credit Facility established hereunder shall form part of both of the Facilities and shall be made available by way of Letters of Credit.

3.2                                                                               Term and Availability

Upon the terms and subject to the conditions hereof, the Lender shall, at the request of the Borrower, issue irrevocable Letters of Credit in the Lender’s usual form and expiring no later than the earlier of: (i) 364 days from the date of issuance of such Letter of Credit; and (ii) the applicable Maturity Date; provided that, subject to the forgoing, no earlier than 60 days prior to the expiry of any Letter of Credit and no later than 30 days prior to the expiry of such Letter of Credit the Borrower may request an extension or renewal of such Letter of Credit in accordance with the terns hereof.  The Borrower may request Letters of Credit to be denominated in Canadian Dollars or in United States Dollars or in such other currency as the Lender, in its sole and absolute discretion, may agree.  The Borrower shall specify the Facility under which each Letter of Credit requested is to be issued and, in the case of Letters of Credit to be issued under the Term Facility, the purpose of such Letter of Credit in accordance with Section 2.3(b).

3.3                                                                               Reimbursement

(a)                                  If the Lender is called upon by a beneficiary to honour a Letter of Credit, the Lender shall forthwith give notice thereof to the Borrower (the “Notice”).  Unless the Borrower has made other arrangements with the Lender with respect to payment to the Lender of an amount sufficient to permit the Lender to discharge its obligations under the Letter of Credit plus that amount equal to any and all charges and expenses which the Lender may pay or incur relative to such Letter of Credit, any such payment so payable shall be deemed to be a Drawdown of a Prime Rate Advance under the Operating Facility or the Term Facility (as the case may be) if payment under such Letter of Credit was made in Canadian Dollars and shall be deemed to be a Drawdown of a U.S. Base Rate Advance under the Operating Facility or the Term Facility (as the case may be) if payment under such Letter of Credit was made in United States Dollars and, if payment under such Letter of Credit was made in a currency other than Canadian Dollars or U.S. Dollars, any such amount so payable shall be deemed to be a Drawdown of a Prime Rate Advance under the Operating Facility or the Term Facility (as the case may be) of an Equivalent Amount in Canadian Dollars; provided that the provisions of Sections 2.4(a) and 2.4(b) (as applicable) regarding Drawdown Notice, the provisions of Section 6.2 regarding conditions for subsequent Drawdowns and the provisions of Section 10.2 relieving the Lender of the obligation to make further Advances shall not apply to such Advances.  If any amount so payable by the Lender exceeds the amount available to be drawn down by the

Borrower under the applicable Facility in accordance with the provisions of Sections 2.4(a) and 2.4(b), then forthwith upon receipt of the Notice, the Borrower shall provide to the Lender an amount equal to such excess amount and any amount so payable shall be deemed to be a Prime Rate Advance (if such excess amount is in Canadian Dollars or the Equivalent Amount in Canadian Dollars of any excess amount in a currency other than Canadian Dollars or United States Dollars) or a U.S. Base Rate Advance (if such excess amount is in United States Dollars) under the applicable Facility, payable on demand.

3.4                                                                               Obligations Absolute

(a)                                  The Borrower’s obligation to reimburse the Lender for disbursements made in connection with Letters of Credit as provided in Section 3.3 shall be absolute, unconditional and irrevocable (without prejudice, however, to the Borrower’s right, after reimbursing the Lender, to claim for direct damages for matters arising from the Lender’s wilful misconduct or gross negligence in accordance with Section 3.4(b)), and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.4, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder.  The Lender shall have no liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender.

(b)                                 Section 3.4(a) shall not be construed to excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or the Lender’s gross negligence or wilful misconduct.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.5                                                                               Indemnity for Costs

The Borrower shall indemnify the Lender against any and all actions, proceedings, costs, damages, expenses, Taxes (other than taxes on the Lender’s overall net income, assets or capital), claims and demands which the Lender may incur or sustain by reason of or arising in any way whatsoever in connection with the operating, establishing or paying of the amounts payable under each Letter of Credit or arising in connection with any amounts payable by the Lender thereunder save and except for amounts which have resulted from the gross negligence or the wilful misconduct of the Lender.

3.6                                                                               Fees

(a)                                  At the time of issue of a Letter of Credit, the Borrower shall pay to the Lender the LC Fee calculated on the maximum amount payable under the Letter of Credit multiplied by a fraction, the numerator of which is the number of days in the term of the Letter of Guarantee and the denominator of which is equal to 365.

(b)                                 The Borrower shall pay to the Lender, for the account of the Lender, an amendment fee in respect of each amendment to any Letter of Credit in such amount as is usual and customary for the Lender to charge its customers, and such fee shall be payable by the Borrower to the Lender, for the account of the Lender, within two Business days of the time of request for such amendment.

3.7                                                                               Refund of Overpayments

With respect to each Letter of Credit for which the Lender has been paid all of its contingent liability pursuant to Sections 2.5(b), 2.6(d) or 10.2 and provided that all amounts due by the Borrower to the Lender under Sections 2.5(b), 2.6(d) or 10.2 have been paid, the Lender agrees to pay to the Borrower, upon the earlier of:

(a)                                  the date on which either the original counterpart of such Letter of Credit is returned to the Lender for cancellation or the Lender is released by the beneficiary thereof from any further obligations in respect of such Letter of Credit;

(b)                                 the expiry of such Letter of Credit; and

(c)                                  the Lender is permanently enjoined by a court of competent jurisdiction from honouring such Letter pursuant to a final order of such court;

an amount equal to any excess of the amount received by the Lender hereunder in respect of its contingent liability under such Letter of Credit over the total of amounts applied to reimburse the Lender for amounts paid by it under or in connection with such Letter of Credit (the Lender having the right to so appropriate such funds).

ARTICLE 4
BANKERS’ ACCEPTANCES

4.1                                                                               Form of Bankers’ Acceptance Advance

(a)                                  Bankers’ Acceptance Advances shall be available to the Borrower under the Term Facility and the Operating Facility by way of Drawdown, Conversion or Rollover by the Borrower delivering to the Lender a Drawdown Notice, Conversion Notice or Rollover Notice, as applicable.  To facilitate the procedures contemplated herein, the Lender is hereby appointed the irrevocable agent of the Borrower with the power and authority to execute the Bankers’ Acceptances to be issued and accepted by it.  Furthermore, the Lender is hereby appointed the irrevocable agent of the Borrower with power and authority to make the necessary arrangements for the negotiation, sale and delivery on the money market, in accordance with normal market practice, of Bankers’ Acceptances by the Lender.  Each Bankers’ Acceptance executed and delivered by the Lender on behalf of the Borrower as provided herein shall be binding upon the Borrower as if it had been executed and delivered by a duly authorized officer or officers of the Borrower.  The dates, maturity dates and principal amounts of all drafts shall be completed by the Lender as required hereby.

4.2                                                                               Minimum Amount

The minimum Face Amount of any draft shall be Cdn. $50,000 or any integral multiple thereof.

4.3                                                                               Term and Interest Periods

The term of any Bankers’ Acceptance shall be specified in the draft and in the Drawdown Notice, Conversion Notice or Rollover Notice and the term of any Bankers’ Acceptance shall be for periods of approximately 30, 60, 90 or 180 days, unless otherwise agreed to by the Lender acting reasonably.  The term of each Bankers’ Acceptance shall mature on a Business Day.  The Borrower shall ensure that no Bankers’ Acceptance issued hereunder shall have a maturity date after the applicable Maturity Date.

4.4                                                                               Purchase of Drafts and Acceptance Fee

Each Drawdown of a Bankers’ Acceptance Advance shall be made pursuant to a Drawdown Notice, Conversion Notice or Rollover Notice given by the Borrower to the Lender in accordance with the terms of this Agreement.  Each Drawdown Notice, Conversion Notice or Rollover Notice shall be irrevocable and binding on the Borrower and shall specify the Drawdown Date, date of Conversion or date of Rollover, the sum of the aggregate Face Amount of the Bankers’ Acceptances to be purchased and the maturity date for such drafts.  Not later than noon on the applicable Drawdown Date or date of Conversion or Rollover, the Lender shall complete one or more drafts in accordance with the Drawdown Notice, Conversion Notice or Rollover Notice, accept such drafts and purchase the Bankers’ Acceptances thereby created for the BA Purchase Price.  Bankers’ Acceptances purchased by the Lender hereunder may be held by it for its own account until the maturity date or sold by it at any time prior thereto in any relevant market therefor, in the Lender’s sole discretion.

4.5                                                                               Payment on Maturity

The Borrower shall pay to the Lender on the maturity date of a Bankers’ Acceptance an amount equal to the Face Amount of such maturing Bankers’ Acceptance; provided that the Borrower may, at its option, so reimburse the Lender, in whole or in part, by delivering to the Lender no later than 10:00 a.m. one Business Day prior to the maturity date of a maturing Bankers’ Acceptance, a Rollover Notice specifying the term of the Bankers’ Acceptances and presenting drafts to the Lender for acceptance and purchase having, in the case of reimbursement in whole by replacement Bankers’ Acceptances, an aggregate Face Amount equal to the Face Amount of the maturing Bankers’ Acceptances.  The Borrower shall pay to the Lender on the maturity date of the maturing Bankers’ Acceptance the difference between the Face Amount of the maturing Bankers’ Acceptance and the BA Purchase Price for such replacement Bankers’ Acceptances.  If the Borrower fails to deliver a Conversion Notice or Rollover Notice and fails to make payment to the Lender in respect of the maturing Bankers’ Acceptance Advance, the Face Amount of the maturing Bankers’ Acceptances forming part of such Bankers’ Acceptance Advance shall be deemed to be converted to a Prime Rate Advance on the relevant maturity date.

4.6                                                                               Waiver of Days of Grace

The Borrower renounces and shall not claim any days of grace for the payment of any Bankers’ Acceptance.

4.7                                                                               No Market

If the Lender determines in good faith, which determination shall be final, conclusive and binding upon the Borrower, and notifies the Borrower that by reason of circumstances affecting the Canadian money market there is no market for Bankers’ Acceptances, then the right of the Borrower to request the Bankers’ Acceptance Advances shall be suspended until the Lender, acting reasonably, determines that circumstances causing such suspension no longer exist and the Lender so notifies the Borrower and any notice of drawing of a Bankers’ Acceptance Advance which is outstanding shall be cancelled and the drawing requested therein shall, at the sole option of the Borrower, either not be made or be made as a Prime Rate Advance.  The Lender shall promptly notify the Borrower of the suspension of the Borrower’s right to request a Bankers’ Acceptance Advance and of the termination of any such suspension.

ARTICLE 5
CHANGE OF CIRCUMSTANCES
AND INDEMNIFICATION

5.1                                                                               Increased Costs

In the event of (i) any Applicable Law coming into force after the date hereof or (ii) any change in any existing Applicable Law, or in the interpretation or application thereof by any court or by any Governmental Authority or other authority or entity charged with the administration thereof or (iii) compliance by the Lender with any direction, request or requirement (whether or not having the force of law) of any Governmental Authority or other authority or entity charged with the administration of any Applicable Law (each such event being hereinafter referred to as a “change in law”) which now or hereafter:

(a)                                  subjects (whether directly, or as a result of any withholding or deduction by the Borrower) the Lender to any Tax or changes the basis of taxation, or increases any existing Tax (in each case, except for the coming into force of any tax or change in the basis of taxation or manner of collection of any tax in respect of or the change in the rate of Tax charged on income or capital of the Lender as a whole and including any other Tax that is payable by the Lender on, or required by Applicable Law to be withheld by the Borrower from, any Additional Compensation, as hereinafter defined), on payments of principal, interest or other amounts payable by the Borrower to the Lender under any Loan Documents or on or by reference to the amount of any Advances made or to be made by the Lender hereunder or on or by reference to the Commitment of the Lender hereunder, or

(b)                                 imposes, modifies or deems applicable any reserve, special deposit or similar requirements or otherwise imposes any cost on the Lender in funding or maintaining all or any of the Advances or its Commitment hereunder, or

(c)                                  will have the effect of increasing the amount of overall capital required to be maintained by the Lender, taking into account the existence of the Lender’s participation in any Advance hereunder (including, without limitation, all or any part of its Commitment), and the result of any of the foregoing is to increase the cost to the Lender, reduce the income receivable by it or reduce the effective return on the capital of the Lender in respect of any Advances and/or its Commitment to an extent which the Lender believes to be material, the Lender shall give notice thereof to the Borrower (herein called a “Notice of Amount”) stating the event by reason of which it believes it is entitled to Additional Compensation, such cost and/or such reduction in such return (or such proportion of such reduction as is, in the reasonable and bona fide opinion of the Lender, attributable to its obligations hereunder) the amount of such Additional Compensation (as hereinafter defined) incurred by the Lender and supplying reasonable supporting evidence (including, in the event of change of Applicable Law, a photocopy of the Applicable Law evidencing such change) together with a certificate of a duly authorized officer of the Lender setting forth the Additional Compensation and the basis of calculation of such Additional Compensation; provided that the Lender shall not be required to disclose any information required to be kept confidential by Applicable Law.  In the event the Lender subsequently recovers all or part of the Additional Compensation paid by the Borrower, it shall repay an equal amount to the Borrower.  The Borrower shall pay to the Lender, within 10 Business Days of the date of receipt of any Notice of Amount, the amount specified in such Notice of Amount (in this Article 5 referred to as “Additional Compensation”).  The obligation to pay such Additional Compensation for subsequent periods will continue until the earlier of termination of the Advance or the Commitment affected by the change in law or the lapse or cessation of the change in law giving rise to the initial Additional Compensation.  The Lender shall make reasonable efforts to limit the incidence of any such Additional Compensation and seek recovery for the account of the Borrower upon the Borrower’s request at the Borrower’s expense, provided the Lender in its reasonable determination suffers no appreciable economic, legal, regulatory or other disadvantage.  Notwithstanding the foregoing provisions, the Lender shall only be entitled to rely upon the provisions of this Section 5.1 if and for so long as it is not treating the Borrower in any materially different or in any less favourable manner than is applicable to any other customers of the Lender, where such other customers are bound by similar provisions to the foregoing provisions of this Section 5.1.

5.2                                                                               Illegality

If, with respect to the Lender, the implementation of any existing provision of Applicable Law or the adoption of any Applicable Law, or any change therein or in the interpretation or application thereof by any court or by any statutory board or commission now or hereafter makes it unlawful for the Lender to make, fund or maintain all or any portion of an outstanding Advance, to maintain all or any part of its Commitment hereunder or to give effect to its obligations in respect of all or any portion of an outstanding Advance, the Lender may, by written notice thereof to the Borrower (supported, at the request and expense of the Borrower, by an opinion of the Lender’s counsel), declare the obligations of the Lender under this Agreement to be terminated whereupon the same shall forthwith terminate, and the Borrower shall repay within the time required by such law (or as promptly as practicable if already unlawful or at the end of such longer period, if any, as the Lender in its bona fide opinion may agree) the principal of the Advances made by the Lender.  If any such change shall affect only that portion of the Lender’s obligations under this Agreement that is, in the bona fide opinion of the Lender, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Lender or the Borrower hereunder, the Lender shall declare its obligations under only that portion so terminated.

ARTICLE 6
CONDITIONS PRECEDENT TO DRAWDOWN

6.1                                                                               Conditions for Closing

The following conditions shall be satisfied by the Borrower on the Closing Date Drawdown;

(a)                                  this Agreement, each of the other Loan Documents and confirmations of the continuing validity of the Security, each in form and on terms satisfactory to the Lender, acting reasonably, shall have been duly authorized, executed and delivered to the Lender by the Borrower and the Guarantors which are parties thereto and shall constitute legal, valid and binding obligations of the Borrower and the Guarantors which are parties thereto;

(b)                                 the Borrower and each of the Guarantors shall have delivered to the Lender certified copies of its constating documents and borrowing by-laws or confirmation that there have been no amendments or modifications to such documents since December 31, 2002, the resolution authorizing the Loan Documents and the incumbency of officers signing the Loan Documents and any documents to be provided pursuant to the provisions hereof or thereof and a certificate of compliance, good standing or like certificate with respect to the

Borrower and each Guarantor issued by appropriate government officials of its governing jurisdiction;

(c)                                  the representations and warranties set forth in Section 7.1 shall be true and correct in all material respects on and as of the Closing Date by reference to the facts and circumstances then existing and the Borrower shall have delivered an Officer’s Certificate to such effect or, in the event of a Drawdown on the Closing Date, a Drawdown Notice;

(d)                                 no Default or Event of Default shall have occurred and be continuing and the Borrower shall have delivered an Officer’s Certificate to such effect or, in the event of a Drawdown on the Closing Date, a Drawdown Notice;

(e)                                  no Material Adverse Change shall have occurred since December 31, 2003 and the Borrower shall have delivered an Officer’s Certificate executed by its Chief Financial Officer of the Borrower to such effect;

(f)                                    opinions of Counsel to the Borrower and counsel to each of the Guarantors addressed to the Lender in form and substance satisfactory to the Lender, shall have been delivered to the Lender;

(g)                                 none of the undertaking, property or assets of the Borrower shall be subject to any Charge other than a Permitted Charge;

(h)                                 the Lender shall have received copies of the Borrower’s (i) most recent interim financial statements; (ii) accounts receivable listing; (iii) accounts payable listing; (iv) inventory listing; and (v) the annual and quarterly projections (including balance sheet, income statement, cash flow statement and certificate to be executed by the Borrower’s Chief Financial Officer setting out the Borrower’s computation as of March 31, 2004 of the financial covenants set forth in Section 8.3) for the 2004 year taking into account the revised financing structure;

(i)                                     the Lender shall be satisfied, acting reasonably, that all material Authorizations required in connection with the transactions contemplated hereby have been obtained and are in full force and effect and that all consents and waivers required to consummate such transactions have been obtained, to the extent that consummation of such transactions would otherwise be restricted or prohibited under the terms of any Material Agreement to which any Obligor is a party, or by which it is bound, in each case without the imposition of any burdensome provisions;

(j)                                     the Lender shall have received confirmation of satisfactory policies of insurance in place for the benefit of the Borrower and each Guarantor, with the Lender endorsed thereon as loss payee;

(k)                                  the Lender shall have received satisfactory confirmation that all equity owned by SGF Santé Inc. in DPI has been purchased by the Borrower and that all debt owed by DPI to SGF Santé Inc. and Investissement Québec have been repaid in full and all security related to such debts have been discharged;

(l)                                     all fees and other amounts then payable under the Loan Documents shall have been paid in full; and

(m)                               the Lender shall have received such other documents, security, waivers, consents, undertakings and acknowledgements as the Lender may reasonably request.

The conditions set forth in this Section 6.1 are inserted for the sole benefit of the Lender and may be waived by Lender in whole or in part, with or without terms or conditions.

6.2                                                                               Conditions for Subsequent Drawdowns

The following conditions shall be satisfied by the Borrower at or prior to the time of each Drawdown of an Advance under the Facilities subsequent to the Closing Date:

(a)                                  the representations and warranties set forth in Section 7.1 shall be deemed to have been given on the Drawdown Date and shall be, mutatis mutandis, true and correct in all material respects on and as of the Drawdown Date, both before and after giving effect to the Drawdown of such Advance and to the application of proceeds therefrom, by reference to the facts and circumstances then existing and assuming that each of such representations and warranties and the Schedules referred to therein had been amended to reflect any notices provided by the Borrower to the Lender (and consented to in writing by the Lender) in respect of the matters dealt with therein and, with respect to the representation set forth in Section 7.1(g), the reference to the financial statements of the Borrower as at December 30, 2003 shall be deemed to be a reference to the financial statements of the Borrower most recently delivered pursuant to Section 8.1(a) and, with respect to unaudited financial statements, that such statements fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of their operations for the financial period then ended, in accordance with GAAP consistently applied, subject to normal year end audit adjustments; and

(b)                                 no Default or Event of Default shall have occurred and be continuing, nor shall any such event occur as a result of making the Advances or the application of proceeds therefrom.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1                                                                               Representations and Warranties

The Borrower represents and warrants as follows to the Lender and the Lender acknowledges and confirms that the Lender is relying upon such representations and warranties:

(a)                                  Corporate Status.  The Borrower is a corporation duly continued and validly existing under the laws of Canada and each of the Guarantors is a corporation duly incorporated or amalgamated and validly existing under the laws of the jurisdiction of its incorporation and the Borrower and each of the Guarantors has all necessary corporate power and authority to conduct its business as presently conducted and to own or lease its properties and assets in each jurisdiction where such properties and assets are situated or such business is conducted.

(b)                                 Corporate Power and Authority.  The Borrower and each of the Guarantors has full corporate power and authority to enter into this Agreement and each of the Loan Documents to which it is a party, and to do all acts and things and execute and deliver all documents as are required hereunder or thereunder to be done, observed or performed by it in accordance with the terms thereof.

(c)                                  Authorization and Enforceability.  This Agreement and each of the Loan Documents have been delivered by the Borrower and the Guarantors which are parties to it and constitute valid and legally binding obligations of the Borrower and the Guarantors which are parties thereto enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to the availability of equitable remedies.

(d)                                 Conflict with Constating Documents and Agreements.  Neither the execution and delivery of the Loan Documents nor compliance by the Borrower and the Guarantors with the terms, conditions and provisions hereof and thereof, will conflict with or result in a breach of any of the terms, conditions or provisions of:

(i)                                        the constating documents or by-laws of the Borrower or any Guarantor or any unanimous shareholders’ agreement relating to any of them;

(ii)                                     any resolution of the shareholders, directors or any committee of directors of the Borrower or any Guarantor;

(iii)                                  in any material respect, any agreement, instrument or arrangement to which the Borrower or any Guarantor is now a party or by which it, or its properties are, or may be, bound, the absence of which agreement, instrument or arrangement could reasonably be expected to result in a Material Adverse Change or will constitute a default thereunder, or will result in the creation or imposition of any Charge (other than a Permitted Charge) upon any of the properties or assets of the Borrower or any Guarantor;

(iv)                                 any judgment or order, writ, injunction or decree of any court; or

(v)                                    any Applicable Law.

(e)                                  No Other Authorization or Consents Necessary.  No action (including, without limitation, the giving of any Authorization) of, or filing with, any Governmental Authority is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by the Borrower of this Agreement or by the

Borrower or any Guarantor of any of the other Loan Documents or in order to render this Agreement or any of the Loan Documents legal, valid, binding or enforceable except those actions which have been obtained or filings which have been made.

(f)                                    No Third Party Consents.  No consent or approval of any other party is required in connection with the execution, delivery and performance by the Borrower or any Guarantor of this Agreement or any of the Loan Documents or in order to render this Agreement and each of the Loan Documents legal, valid, binding or enforceable except those consents or approvals which have been obtained.

(g)                                 Financial Statements.  The audited consolidated financial statements of the Borrower as at December 31, 2003 and the interim unaudited consolidated financial statements of the Borrower as at March 31, 2004 fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of their operations in accordance with GAAP consistently applied; since December 31, 2003, there has been no Material Adverse Change.

(h)                                 Litigation.  Except as set forth on Schedule 7.1(h), there are no actions, suits or legal proceedings instituted or pending nor, to the knowledge of the Borrower and each of its Subsidiaries, threatened, against any of them or their property before any court or arbitrator or any Governmental Authority or instituted by any Governmental Authority which, if decided against the Borrower or such Subsidiaries, would reasonably be expected to result in a Material Adverse Change.

(i)                                     Licences, etc. and Compliance with Laws.  Other than as disclosed in Schedule 7.1(i), all grants, licences, franchises, certificates, consents, rights, privileges, approvals, authorizations, registrations, orders, easements, entitlements and permits (collectively “Authorizations”) required to enable the Borrower and each of its Subsidiaries to carry on their respective businesses as now conducted by them and to own, lease and operate their properties other than those the absence of which would not reasonably be expected to result in a Material Adverse Change have been duly obtained and are currently subsisting.  The Borrower and each of its Subsidiaries have complied in all material respects with all terms and provisions presently required to be complied with by them in all such material Authorizations and with all Applicable Law (other than Environmental Laws) and they are not in violation of any of the respective provisions thereof and in respect of which there is a reasonable possibility that such non-compliance or violation could materially and adversely affect the ability of the Borrower or any Guarantor to perform its obligations under this Agreement and the Loan Documents.

(j)                                     Environmental Matters.  There are no existing claims, demands, damages, expenses, suits, proceedings, actions, negotiations or (to the best knowledge of the Borrower, after due enquiry) causes of action of any nature whatsoever, whether threatened or pending, arising out of the presence on any property owned or controlled by the Borrower or its Subsidiaries, either past or present, of any

Hazardous Substance, or out of any past or present activity conducted not in material compliance with applicable Environmental Laws on any property now owned by the Borrower or its Subsidiaries, whether or not conducted by the Borrower or its Subsidiaries, involving Hazardous Substances, which would reasonably be expected to result in a Material Adverse Change; all material claims, demands, damages, expenses, suits, proceedings, actions, negotiations or causes of action of which the Borrower is aware are described in Schedule 7.1(j).

To the best of the knowledge of the Borrower, after due enquiry:

(i)                                     there is no Hazardous Substance or hazardous waste existing on or under any property of the Borrower or of any of its Subsidiaries which constitutes a violation of any Environmental Law for which an owner, operator or Person in control of a property may be held liable which would, if acted upon by the appropriate Governmental Authority, reasonably be expected to result in a Material Adverse Change;

(ii)                                  the business of the Borrower and each of its Subsidiaries is being carried on so as to respect in all material ways all Environmental Laws and all Laws applicable to health and safety matters and that are material to the Borrower’s and its Subsidiaries’ businesses;

(iii)                               no Hazardous Substance has been spilled or emitted into the environment contrary to applicable Environmental Laws from any property owned, operated or controlled by the Borrower or any of its Subsidiaries which would, if acted upon by the appropriate Governmental Authority, reasonably be expected to result in a Material Adverse Change;

(iv)                              compliance by the Borrower and its Subsidiaries with all current Environmental Laws would not reasonably be expected to result in a Material Adverse Change;

(v)                                 none of the Borrower or any of its Subsidiaries is in default in filing any report or information material to its business with any Governmental Authority as required pursuant to Environmental Laws; and

(vi)                              the Borrower and each of its Subsidiaries has maintained, in all material respects, all environmental and operating documents and records material to its business substantially in the manner required by all Environmental Laws.

(k)                                  Encumbrances.  The Borrower and each of the Guarantors has good and marketable title to all of its assets and property and there are no Charges on any of the assets or undertaking of the Borrower or any Guarantor other than Permitted Charges.

(l)                                     No Default or Event of Default.  No Default or Event of Default has occurred and is continuing.

(m)                               No Action for Winding-Up or Bankruptcy.  There has been no voluntary or involuntary action taken either by or against the Borrower or any Guarantor for any such corporation’s winding-up, dissolution, liquidation, bankruptcy, receivership, administration or similar or analogous events in respect of such corporation or partnership or all or any material part of its assets or revenues.

(n)                                 Taxes.  The Borrower and each of its Subsidiaries has filed within the prescribed delays all federal, provincial or other tax returns which it is required by Law to file and all taxes, assessments and other duties levied by the various Governmental Authorities with respect to the Borrower and each of its Subsidiaries have been paid when due, except to the extent that payment thereof is being contested in good faith by the Borrower or any of its Subsidiaries in accordance with the appropriate procedures, for which adequate reserves have been established in the books of the Borrower or its Subsidiaries, as the case may be.

(o)                                 Authorizations.  The Borrower and each of the its Subsidiaries holds in good standing all Authorizations which it requires, or is required by Applicable Law, to hold, own, lease, license or use the property included in the business carried on by it and to carry on such business, except for such Authorizations, the absence of which has not given rise to and would not reasonably be expected to give rise to, a Material Adverse Change.

(p)                                 Title to Real Property.  The Borrower and each other Obligor has indefeasible fee simple title to its owned real properties, and with respect to its leased real properties, indefeasible title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, free and clear of all Charges except Permitted Charges. Schedule 7.1(p) sets out all real property which is owned or leased by each of the Obligors.

(q)                                 Subsidiaries.  Schedule 7.1(q) correctly sets forth the (i) names, (ii) form of legal entity, (iii) equity securities issued and outstanding, (iv) equity securities owned by the Borrower or a Subsidiary (and specifying such owner), and (v) jurisdictions of organization of all Subsidiaries of the Borrower.  Except as described in Schedule 7.1(q) the Borrower does not own any equity securities or debt security which is convertible, or exchangeable, for equity securities of any Person.  Unless otherwise indicated in Schedule 7.1(q), all of the outstanding equity shares of each Obligor (other than the Borrower) are owned legally and beneficially by the Borrower, there are no outstanding options, warrants or other rights to purchase securities of any such Obligor, and all such securities so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable federal, provincial, state or foreign securities and other Applicable Laws, and are free and clear of all Charges, except for Permitted Charges.

(r)                                    Control of the Borrower.  On the Closing Date, the Borrower is not Controlled by any Person or group of Persons acting jointly or otherwise in concert.

(s)                                  Vermont Property.  The value of all assets located at or on the Vermont Property is less than US$100,000 (excluding, for greater certainty, the value of the leasehold interest in the Vermont Property).

(t)                                    Ontario Property.  The value of all tangible assets located at or on the Ontario Property is less than $175,000 (excluding, for greater certainty, the value of the leasehold interest in the Ontario Property).

(u)                                 Bank Accounts.  Schedule 7.1(u) lists all bank accounts maintained by the Borrower and each of its Subsidiaries, except such other bank accounts maintained by the Borrower and its Subsidiaries with the Lender and such other bank accounts that the Borrower has notified the Lender of pursuant to Section 8.2(i).

(v)                                 Quebec Property.  Since February 25, 2000, the date on which the site survey, referred to in the certificate of location prepared by Stéphane Arsenault Q.L.S. under minute number 3728, was carried out, there has been no modification to the nature, shape and dimensions of the building bearing civic number 16751 Trans-Canada Highway (Autoroute 40), Kirkland, Quebec, H9H 4J4, described in the said certificate of location and the plan attached thereto, except as previously disclosed to the Lender in writing.

(w)                               Books and Records.  No books and records of the Borrower or any Guarantor relating to inventory (including without limitation Eligible Inventory) or trade accounts (including without limitation Eligible Accounts Receivable) or which are otherwise material to the Business, affairs, financial condition or prospects of the Borrower or any Guarantor are kept or stored at the Ontario Property other than books and records for which duplicate copies or the originals are kept or stored at the Quebec Property.

7.2                                                                               Survival of Representations and Warranties

The representations and warranties set out in this Article 7 shall survive the execution and delivery of this Agreement and the making of any Advances to the Borrower, notwithstanding any investigations or examinations which may be made by the Lender or its counsel.

ARTICLE 8
COVENANTS

8.1                                                                               Affirmative Covenants

The Borrower covenants and agrees with the Lender that, unless the Lender otherwise consents in writing, so long as any amount payable hereunder is outstanding or the Lender has any Commitment hereunder:

(a)                                  Financial Reporting.  The Borrower shall deliver, or cause to be delivered, to the Lender:

(i)                                     within 45 days after the end of each of the first three fiscal quarters of each of the Borrower in each fiscal year, commencing with the fiscal quarter ending March 31, 2004, the unaudited consolidated financial statements of the Borrower prepared in accordance with GAAP together with the management discussion and analysis prepared in connection therewith as filed with any securities commission or similar regulatory body, together with the figures for the year-to-date and setting forth, in each case, in comparative form, the figures for the corresponding portion of the previous fiscal year; and

(ii)                                  within 90 days after the end of each fiscal year of each of the Borrower (commencing with the fiscal year ending December 31, 2003) the audited consolidated financial statements of the Borrower for such year filed with any securities commission or similar regulatory body in comparative form, together with the report thereon of an independent auditor of recognized national standing;

each of such financial statements to be prepared in accordance with GAAP as then in effect;

(iii)                               together with the financial statements delivered pursuant to Sections 8.1(a)(i) and 8.1(a)(ii), a Compliance Certificate executed by the Chief Financial Officer of the Borrower;

(iv)                              within 25 days of the end of each calendar month, a detailed report on Accounts Receivable and Inventory of the Borrower and each Guarantor, prepared in accordance with GAAP;

(v)                                 within 25 days following the end of each calendar month and on each Drawdown Date, a Borrowing Base Certificate;

(vi)                              as soon as practicable and, in any event, no later than the last Business Day of any fiscal year, a draft of the Borrower’s annual business plan (incorporating, inter alia, a Capital Expenditure budget for the Borrower) (the “Annual Plan”) for the next following fiscal year and the final Annual Plan which has been approved by the Borrower’s Board of Directors as soon as practicable and, in any event, no later than 60 days after the end of the applicable fiscal year; and

(vii)                           such other information as the Lender may reasonably request from time to time.

(b)                                 Corporate Status.  Subject to Section 11.1, the Borrower will remain a corporation duly continued and validly subsisting under the laws of Canada or a province thereof and each Guarantor shall remain a corporation duly incorporated and validly subsisting under the laws of its existing jurisdiction of incorporation or the laws of Canada or any province thereof and, in each case, registered or otherwise qualified in all material respects to carry on business in each jurisdiction where necessary to conduct its business.

(c)                                  Conduct of Business. The Borrower will, and will cause each Guarantor to, continue its business, except as the board of directors or duly authorized officers of the Borrower may otherwise, in good faith, determine is in the best interests of the Borrower, and will not materially and adversely affect the business, operations or financial condition of the Borrower and its Subsidiaries (taken as a whole), or the Borrower’s ability to perform any of its obligations under this Agreement.  The Borrower will, and will cause each Guarantor to, manage its business in a proper, prudent and efficient manner (as the board of directors of the Borrower may determine in good faith) in all material respects.

(d)                                 Notice of Default.  The Borrower will deliver to the Lender, forthwith upon becoming aware of any Default or Event of Default, a certificate of an officer of the Borrower specifying such Default or Event of Default together with a statement of an officer of the Borrower setting forth details of such Default or Event of Default and the action which has been, or is proposed to be, taken with respect thereto.

(e)                                  Other Notifications.  The Borrower shall furnish to the Lender:

(i)                                     prompt notification of any action, suit, proceeding, complaint, notice, order or material Environmental Claim which is commenced or issued or of which it becomes aware (and which has not been disclosed in Schedule 5.1(j)) which is pending or issued against or, to the best of its information, knowledge and belief, affecting the Borrower or any Subsidiary or any of their undertaking, property and assets at law, in equity or before any arbitrator or before or by any Governmental Authority in respect of which the Borrower determines in good faith that there is a reasonable possibility of a determination adverse to the Borrower or any Subsidiary which could, if determined adversely, reasonably be expected to result in a Material Adverse Change;

(ii)                                  prompt notification of any change in the name or jurisdiction of incorporation or organization of the Borrower or any Guarantor and of any change in the location of the registered office or chief executive office or material assets of any of them which are subject to a Charge in favour of the Lender;

(iii)                               prompt notification of any hiring, termination or change in role of any senior manager, executive or director of the Borrower;

(iv)                              prompt notification of any Material Adverse Change or Permitted Investment;

(v)                                 a copy of a certificate of concordance by no later than 60 days following the Closing Date with respect to the Quebec Property; and

(vi)                              prompt written notice of the distribution of all materials distributed generally by the Borrower to its shareholders.

(f)                                    Compliance with Applicable Laws.  The Borrower shall, and shall cause each Subsidiary to, comply in all material respects with all Applicable Laws, including Environmental Laws, the non-compliance with which would reasonably be expected to result in a Material Adverse Change and the Borrower shall obtain, comply in all material respects with the terms of and maintain all Authorizations from, and make such filings with, any Governmental Authority and to comply with such Applicable Laws as may be necessary to carry on its businesses, to own, lease and operate its properties and to enable it to enter into and perform its obligations under this Agreement or to render this Agreement legal, valid, binding or enforceable other than those the absence of which would not reasonably be expected to result in a Material Adverse Change.

(g)                                 Payment of Taxes.  The Borrower shall, and the Borrower shall cause each Subsidiary to, pay or cause to be paid, when due, all Taxes, property taxes, business taxes, social security premiums, assessments and governmental charges or levies imposed upon it or upon its income, sales, capital or profit or any property belonging to it unless any such Tax, social security premiums, assessment, charge or levy is contested by it in good faith with appropriate reserves, and to collect and remit when due all payroll and withholding taxes.

(h)                                 Insurance.  The Borrower shall maintain, or cause to be maintained, on behalf of the Borrower and each Guarantor, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as would be prudent for companies engaged in similar businesses and owning similar properties and assets in the same general areas in which the Borrower or such Guarantor (as the case may be) operate and the Borrower shall and shall cause each Guarantor to ensure that the Lender is named as an additional loss payee on all such insurance policies.

(i)                                     Visitation Rights.  The Borrower shall permit the Lender at any reasonable time or times, within normal business hours, following reasonable prior written notice to the Borrower, to (provided the Lender is accompanied by a senior officer of the Borrower) visit the properties of and examine and make copies of and abstracts from the books and records of, the Borrower and its Subsidiaries.  All information received shall be held by the Lender in confidence for use in respect of the administration of the Facilities and for no other purpose.

(j)                                     Keeping of Books.  The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each of its Subsidiaries in accordance with GAAP consistently applied.

(k)                                  Compliance with Material Leases, Contracts and Other Agreements.  The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects and perform its obligations under all leases (whether real or personal property), contracts and other agreements to which it is a party or by which it is bound if the non-compliance or non-performance of obligations thereunder could reasonably be expected to give rise to a Material Adverse Change.

(l)                                     Dividends to Borrower.  The Borrower will cause the Guarantors, to pay, to the extent they are legally able to do so, dividends, interest, amounts due in respect of inter-company accounts and capital or other distributions to the Borrower, or otherwise advance monies to the Borrower by way of inter-company loans subordinated to the obligations of the Borrower to the Lender under this Agreement, in an aggregate amount sufficient and as may be required to enable the Borrower to satisfy its obligations under this Agreement and to pay all amounts due and owing hereunder.

(m)                               Hedging Arrangements.  The Borrower will maintain a responsible hedging strategy and will discuss such hedging strategy with the Lender upon request.

(n)                                 Use of Facilities.  The Borrower shall only use the Facilities for the purposes set forth in Section 2.3.

(o)                                 Subsidiaries.  The Borrower shall give the Lender 10 Business Days’ advance written notice of the proposed acquisition, incorporation or organization of any Subsidiary by it or any of its Subsidiaries.

8.2                               Negative Covenants

The Borrower covenants and agrees with the Lender that unless the Lender otherwise consents in writing, so long as any amount payable hereunder is outstanding or the Lender shall have any Commitment hereunder:

(a)                                  No Merger, Amalgamation, etc.  The Borrower shall not, and shall not permit any Subsidiary to, liquidate or dissolve or take any steps to amalgamate, consolidate or effect any restructuring or corporate or capital reorganization or change its head or registered office to a location outside of Canada except upon compliance with Article 11.

(b)                                 Negative Pledge.  The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any Charge, other than a Permitted Charge, on any of its property, undertaking or assets now owned or hereafter acquired.

(c)                                  Debt.  The Borrower shall not and shall not permit any Subsidiary to incur any Debt other than (i) Permitted Debt; (ii) Subordinated Debt, and (iii) guarantees provided to third party lessors in respect of leases of real property by a wholly-owned Subsidiary of the Borrower.

(d)                                 Dispositions.  The Borrower shall not and shall not permit any Subsidiary to sell, lease, transfer, assign, convey or otherwise dispose of any assets or property or any interests therein other than Permitted Dispositions.

(e)                                  Distributions.  The Borrower shall not make and shall not permit any Guarantor to make any Distributions other than Distributions to the Borrower or, in the case of the Guarantors only, to another Guarantor (so long as such Guarantor is directly or indirectly wholly-owned by the Borrower and is incorporated or existing in Canada or the United States or any political subdivision thereof or another jurisdiction approved by the Lender in writing).

(f)                                    Investments.  The Borrower shall not make and shall not permit any Subsidiary to make any Investments other than Permitted Investments.

(g)                                 Capital Expenditures.  The Borrower shall not and shall not permit any Subsidiary to undertake or incur any Capital Expenditures in any fiscal year other than: (i) Capital Expenditures for all Obligors in an aggregate maximum amount of $7,000,000 for the fiscal year ending December 31, 2004; and (ii) Capital Expenditures for all Obligors in an amount to be agreed by the Borrower and the Lender (each acting reasonably) for each fiscal year thereafter if such Capital Expenditures exceed $5,000,000 in the aggregate in any fiscal year.

(h)                                 Acquisitions.  The Borrower shall not make, and shall not permit any Subsidiary to make, any Acquisitions other than Permitted Acquisitions.

(i)                                     Accounts.  The Borrower shall not, and shall not permit any Subsidiary to, maintain any bank accounts in Canada other than accounts with the Lender.  The Borrower shall not, and shall not permit any Subsidiary to, maintain any bank accounts outside of Canada other than accounts listed on Schedule 7.1(u) or which the Borrower has provided the Lender written notice of within three days following the opening of such account.

(j)                                     Restriction on Sale and Leasebacks and Securitizations.  The Borrower shall not, and shall not permit any Guarantor to, enter into sale and leaseback transactions or Securitization Transactions.

(k)                                  Material Agreements.  The Borrower will not amend (or waive any provision), or permit any Subsidiary to amend (or waive any provision of) any Material Agreement in any manner which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(l)                                     Business.  The Borrower shall not and shall not permit any Guarantor to carry on any business which is materially different than the Business.

(m)                               Vermont Property.  The Borrower shall not and shall not permit any Subsidiary to cause or permit more than US$100,000 of assets to be kept or located at or on the Vermont Property at any time.

(n)                                 Ontario Property.  The Borrower shall not and shall not permit any Subsidiary to cause or permit more than $175,000 of tangible assets to be kept or located at or on the Ontario Property at any time.

(o)                                 Books and Records.  Neither the Borrower nor any Guarantor shall permit any books and records of the Borrower or any Guarantor relating to inventory (including without limitation Eligible Inventory) or trade accounts (including without limitation Eligible Accounts Receivable) or which are otherwise material to the Business, affairs, financial condition or prospects of the Borrower or any Guarantor to be stored or kept at the Ontario Property unless duplicate copies or the originals are kept or stored at the Quebec Property.

8.3                                                                               Financial Covenants

The Borrower covenants and agrees with the Lender that so long as any amount payable hereunder is outstanding or the Lender shall have any Commitment hereunder, it shall:

(a)                                  Minimum Consolidated Working Capital.  Maintain, at all times a Consolidated Working Capital Ratio of not less than 1.25:1;

(b)                                 Minimum Debt Service Ratio.  Maintain, at all times, a ratio of Adjusted EBITDA to principal (the current portion of Debt including Leases and Long-Term Debt) plus interest (all cash interest including interest paid on Leases and Long-Term Debt) of not less than 1.25:1, as tested, on a trailing four quarter basis; and

(c)                                  Maintenance of Total Funded Debt to EBITDA Ratio.  Maintain, at all times, a maximum ratio, calculated at the end of each financial quarter for the four consecutive financial quarters then ended, of Total Funded Debt to EBITDA of 2.50:1.

ARTICLE 9
SECURITY

9.1                                                                               Guarantors to Provide Guarantees

(a)                                  The Borrower agrees to cause each Guarantor to guarantee to the Lender the due and punctual payment of all debts, liabilities and obligations of the Borrower arising hereunder and to duly authorize, execute and deliver to the Lender the Guarantee and the Guarantors’ Security Documents, in form and on terms satisfactory to the Lender, acting reasonably (the “Guarantors’ Security”).

(b)                                 The Borrower agrees to cause each Guarantor to deliver to the Lender certified copies of its constating documents and borrowing by-laws (if any), a resolution  authorizing the Guarantee and the Guarantors’ Security to which it is a party and the incumbency of the officers of the Guarantor signing the Guarantee and the Guarantors’ Security Documents and any other documents or instruments to be provided pursuant to the provisions thereof and the provisions of this Agreement and a certificate of status, good standing or like certificate with respect to such Guarantor issued by appropriate government officials of its jurisdiction of incorporation and such jurisdiction in which it carries on business.

(c)                                  The Borrower agrees to cause each Guarantor to deliver an opinion of its counsel, addressed to the Lender, in form and substance acceptable to the Lender.

9.2                                                                               Borrower’s Security Documents

The Borrower hereby confirms that  as security for all Advances made to it and as security for all its other liability or indebtedness, both present and future, hereunder, the Borrower continues to assign, by way of security (the “Borrower’s Security”) in favour of the Lender, all of its receivables howsoever arising in connection with the sale or lease of goods or services by the Borrower to customers located in Canada or the United States and shall deliver, or cause to be delivered, the following documents (collectively called the “Borrower’s Security Documents”) all in form satisfactory to the Lender:

(a)                                  an assignment under Section 427 of the Bank Act (Canada) providing for a charge on the inventories of the Borrower;

(b)                                 a general security agreement granting a first charge against all of the personal property of the Borrower;

(c)                                  a general hypothec on the movable property of the Borrower;

(d)                                 a pledge of the shares of each of the Guarantors;

(e)                                  an unlimited joint and several Guarantee of DI and DAHI;

(f)                                    an unlimited Guarantee of DPI; and

(g)                                 an unlimited Guarantee of each other Guarantor other than DI, DAHI and DPI (if applicable).

9.3                                                                               Guarantors’ Security Documents

As security for all its liability and indebtedness, both present and future under the Guarantee, each of the Guarantors will deliver to the Lender the following documents (the “Guarantors’ Security Documents”):

(i)                                     a general security agreement granting a first charge against all of the personal property of such Guarantor;

(ii)                                  a general hypothec on the movable property of DI and DPI; and

(iii)                               an immovable hypothec on the immovable property of DPI.

9.4                                                                               Additional Security Documents

The Borrower shall, and shall cause each Guarantor to, execute all such documentation as may be reasonably necessary from time to time to permit the Lender to take, register, perfect and maintain a security interest in any property or assets presently owned or hereafter required by any of them.

ARTICLE 10
DEFAULT AND ACCELERATION

10.1                                                                        Events of Default

The occurrence of any one or more of the following events (each such event and the expiry of the cure period, if any, provided in connection therewith, being herein referred to as an “Event of Default”) shall constitute a default under this Agreement:

(a)                                  if the Borrower shall fail to pay the principal of any Advance as and when the same becomes due and payable;

(b)                                 if the Borrower shall fail to pay interest on any Advance or to pay any other amount due hereunder on the due date;

(c)                                  if the Borrower or any Guarantor shall encumber any of its assets contrary to the provisions of Section 8.2(b) hereof and fail to discharge such Charge within a period of 15 days after notice in writing has been given by the Lender to the Borrower requiring such discharge;

(d)                                 if the Borrower or any Guarantor shall default in the observance or performance of any agreement, covenant or condition contained in Section 8.1 and such failure shall remain unremedied for 30 days after notice in writing has been given by the Lender to the Borrower;

(e)                                  if the Borrower shall, or shall permit any Guarantor to, default in the observance or performance of any agreement, covenant or condition contained in Sections 8.2 or 8.3 (other than Section 8.2(b));

(f)                                    if the Borrower or any Guarantor shall default in any material respect in the observance or performance of any agreement, covenant or condition contained in this Agreement (other than a covenant or condition whose breach or default in performance is elsewhere in this Section 10.1 specifically dealt with) or in any of the Loan Documents and such default shall not be remedied, if capable of remedy, within a period of 30 days after notice in writing thereof is given by the Lender to the Borrower or Guarantor, as applicable;

(g)                                 if any one or more of the Borrower or its Subsidiaries shall fail to pay the principal of (or lease payments on), or premium or interest on, any Debt in respect of which any of them has failed to pay the principal of, or premium or interest on, exceeds Cdn. $2,000,000 (or the Equivalent Amount in any other currency)

(excluding Debt due to the Lender hereunder and Debt owing by the Borrower to any of the Guarantors or by any Guarantor to any other Guarantor) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or any other event of default or early termination event (howsoever described or designated) shall occur or condition shall exist, and shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to any such Debt and the effect of such event is to accelerate, or permit the acceleration of, Debt of any of them in a principal amount which, when aggregated with the principal amount of all other Debt of any of them which is, or may be, declared due and payable prior to its specified maturity as a result of an event of default, exceeds Cdn. $2,000,000 (or the Equivalent Amount in any other currency);

(h)                                 if the Borrower or any Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally as they become due or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or the Borrower or any Guarantor shall take any action to authorize any of the actions set forth above in this Section 10.1(h);

(i)                                     if any judgment or order or series of judgments or orders (whether or not related) for the payment of money in an aggregate amount in excess of Cdn. $2,000,000 (or the Equivalent Amount in any other currency), other than any judgment or order for which one or more of the Borrower and its Subsidiaries will recover under a policy of insurance, shall be rendered against any one or more of the Borrower and its Subsidiaries and (i) such judgment or order or series of judgments and/or orders are final with no further right of appeal and the Borrower has not satisfied the Lender, acting reasonably, that the Borrower or the relevant Subsidiary is able to satisfy such judgment or order or series of judgments and/or orders; or (ii) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or series of judgments and/or orders, as the case may be; or (iii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order or series of judgments and/or orders, as the case may be, by reason of a pending appeal or otherwise, shall not be in effect;

(j)                                     if any representation or warranty made or deemed to be made by the Borrower or any Guarantor in this Agreement or any Loan Document shall prove to have been incorrect or misleading in any material respect when made or deemed to be made;

(k)                                  if the Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the discovery of any Hazardous Substance on any property or the Release by such entity of any Hazardous Substance or any violation of any Environmental Law shall occur which, in each case, could if determined adversely to the Borrower or such Subsidiary reasonably be expected to give rise to a Material Adverse Change;

(l)                                     if the obligations of the Borrower hereunder or of the Borrower or any Guarantor under any of the Loan Documents shall cease to constitute the legal, valid and binding obligations of the Borrower or shall cease to be in full force and effect or the Borrower or any Guarantor shall have contested the validity of this Agreement or any of the Loan Documents or denied that it had any liability hereunder;

(m)                               if there is an Acquisition of Control of the Borrower without the prior written consent of the Lender;

(n)                                 if there is an Acquisition of Control of any of the Guarantors without the prior written consent of the Lender;

(o)                                 if any of the Borrower’s Security or Guarantors’ Security shall cease to be a valid and perfected first priority security interest relative to third parties (subject only to Permitted Charges) as a result of any action taken or omitted to be taken by the Borrower or any Guarantor;

(p)                                 any material Authorization issued to any Obligor by any Governmental Authority or other regulatory body in Canada, the United States or Europe in effect at the date hereof is not renewed or extended or is terminated, suspended or revoked; or

(q)                                 there has occurred an event or development, which could reasonably be expected to give rise to a Material Adverse Change.

10.2                                                                        Acceleration

Upon the occurrence of an Event of Default and at any time thereafter while an Event of Default is continuing, the Lender may, by written notice to the Borrower:

(a)                                  declare the Advances made to the Borrower (including (i) the present value of the face amount of all Bankers’ Acceptances issued and outstanding hereunder based on their respective maturity dates, such present value to be calculated using a discount rate equal to the yield of Government of Canada treasury bills having a similar maturity date and (ii) the then contingent liability of the Lender under all outstanding Letters of Credit) to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrower hereunder or under any other Loan Document without further demand or notice) or declare such Advances to be due and payable on demand of the Lender; and/or

(b)                                 declare that all of the Commitment shall be cancelled, whereupon the same shall be cancelled and the Commitment of the Lender shall be reduced to zero.

Upon the payment by the Borrower to the Lender of the present value of the face amount of all Bankers’ Acceptances issued and outstanding hereunder, the Borrower shall have no further liability to the Lender with respect to such Bankers’ Acceptances.  Upon the payment by the Borrower to the Lender of the then contingent liability of the Lender under all outstanding Letters of Credit, the Borrower shall have no further liability to the Lender with respect to such Letters of Credit.

If, pursuant to this Section 10.2, the Lender declares any Advances made to the Borrower to be due and payable on demand, then, and at any time thereafter, the Lender may by written notice to the Borrower call for repayment of such Advances on such date or dates as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Borrower hereunder and the provisions of Section 10.4 shall apply) or withdraw its declaration with effect from such date as it may specify in such notice.

10.3                                                                        Remedies Cumulative and Waivers

It is expressly understood and agreed that the rights and remedies of the Lender hereunder or under any other Loan Document or other instrument executed pursuant to this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or any other Loan Document shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for such default or breach.  Any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct, by the Lender shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Lender under this Agreement as a result of any other default or breach hereunder or thereunder.

10.4                                                                        Suspension of Lender’s Obligations

Without prejudice to the rights which arise out of this Agreement or by law, the occurrence of a Default or Event of Default shall, while such Default or Event of Default shall be continuing, relieve the Lender of all obligations to make any Advances hereunder (whether or not a request for any Drawdown in respect of any such Advance shall have been received by the

Lender prior to the occurrence of a Default or Event of Default) or to accept or comply with any request for a Drawdown or to convert any Advance.

10.5                                                                        Application of Payments and Proceeds of Realization After an Event of Default

If any Event of Default shall occur and be continuing, all payments made by the Borrower hereunder and all amounts realized by the Lender upon the enforcement of the Security shall be applied in the following order:

(a)                                  to amounts due hereunder and under the Security as costs and expenses of the Lender (including, without limitation, costs and expenses incurred in the exercise of all or any of the powers granted to it hereunder or under the Security and in payment of all of the remuneration of any receiver or similar agent and all costs and expenses incurred by such receiver in the exercise of all or any powers granted to it under the Security);

(b)                                 to amounts due hereunder as fees;

(c)                                  to any other amounts (other than amounts in respect of interest or principal) due hereunder;

(d)                                 to amounts due hereunder as interest;

(e)                                  rateably to amounts due hereunder as principal; and

(f)                                    any balance to the Borrower or as a court of competent jurisdiction shall determine.

10.6                                                                        Disclosure of Information

(a)                                  The Borrower agrees that, if the Borrower has given its prior written consent to a Person being a Transferee hereunder, then the Lender may provide any such Transferee or proposed Transferee pursuant to Section 13.11 with any information it has concerning the financial condition of the Borrower and its Subsidiaries other than information delivered by the Borrower to the Lender on a confidential basis which is not in the public domain (other than through a breach of this Agreement); provided that, for greater certainty, nothing in this Section 10.6(a) shall prevent the Lender from disclosing the terms of this Agreement on a confidential basis to any proposed Transferee of the Lender; and provided further that consent of the Borrower shall not be required if an Event of Default has occurred and is continuing and such proposed Transferee has entered into a confidentiality agreement for the benefit of the Borrower.

(b)                                 Subject to Section 10.6(a), the Lender acknowledges the confidential nature of the financial, operational and other information and data provided and to be provided to it by the Borrower pursuant hereto that is not at the time it is so provided or (other than through a breach of this Agreement) thereafter in the public domain and agrees to use all reasonable efforts to prevent the disclosure thereof by it; provided, however, that:

(i)                                     the Lender may disclose all or any part of such information if, (A) in the sole reasonable opinion (stated in writing) of its legal counsel of reputable standard, such disclosure is compellable by Applicable Law in connection with any pending judicial, administrative or governmental proceeding or is required or desirable in connection with any actual judicial, administrative or governmental proceeding or (B) such disclosure is compellable by Applicable Law;

(ii)                                  it shall incur no liability in respect of any disclosure of such information to any, or pursuant to the requirements of any, judicial authority, law enforcement agency, tax or regulatory authority which it is required to make in accordance with Applicable Law;

(iii)                               it shall inform the Borrower, prior to making such disclosure, so that the Borrower or its Subsidiaries may seek a protective order or other appropriate remedy (the Lender shall consent to the protective order or other appropriate remedy which the Borrower or its Subsidiaries may seek for the purpose of preventing disclosure of any of such information to the public). If not practical to so inform prior to the disclosure, it shall inform the Borrower as soon as is practicable, of any disclosure of such information made by it, unless such disclosure is in the ordinary course of its business or such tax or regulatory authority or such judicial authority or law enforcement agency requires the Lender not to inform the Borrower of the disclosure of such information to it.  In the event that a protective order or other remedy is not obtained, or the Lender discloses information without giving the Borrower prior notice thereof, the Lender will furnish only the portion of such information which the Lender is advised by written opinions of its counsel is legally required to be disclosed;

(iv)                              the Lender may disclose all or any part of such information on a confidential basis (i) to its auditors or (ii) to the Lender’s Counsel to the Lender or other counsel of reputable standard on a confidential basis for the purpose of seeking or obtaining legal advice;

(v)                                 the Lender may disclose such information on a confidential basis to any Subsidiary or Affiliate of the Lender; and

(vi)                              if an Event of Default has occurred and is continuing, the Lender may disclose such information, other than any competitively sensitive non-financial information which is proprietary in nature, to other lenders to any of the Borrower’s Subsidiaries on a confidential basis in connection with any discussions regarding or related to the resolution of such Event of Default.

ARTICLE 11
SUCCESSOR COMPANIES

11.1                                                                        Certain Requirements in Respect of Merger, Etc.

The Borrower shall not, and shall not permit any Guarantor to, liquidate or dissolve or take any steps to amalgamate, consolidate or effect any restructuring or corporate or capital reorganization (collectively a “Reorganization”), or change its head or registered office to a location outside of Canada, except where (a) the surviving or continuing entity (the “Successor Corporation”) of any such amalgamation or merger in the case of the Borrower assumes all of the obligations hereunder and in the case of a Guarantor, assumes all of such Guarantor’s obligations under such Guarantor’s Guarantors’ Security Documents; (b) the transaction in question is a Permitted Acquisition; and (c) the Reorganization, in the sole opinion of the Lender, does not have a detrimental effect on the financial condition of the Borrower, nor on the rights of the Lender.  In particular, the creditworthiness of the Successor Corporation (as determined by the Lender in its sole discretion) shall not be less than the creditworthiness of the Borrower immediately prior to the Reorganization.

In addition, in order to obtain the approval of any such Reorganization, the Borrower shall deliver to the Lender the following, and shall satisfy the Lender as to the following:

(a)                                  all documentation necessary to evidence the assumption by the Successor Corporation to the parties to the Reorganization of all liabilities hereunder or under the applicable Guarantor’s Guarantors’ Security Documents, together with any other documentation required by the Lender, acting reasonably;

(b)                                 all taxes to be paid in connection with the Reorganization shall have been paid in full;

(c)                                  no illegality or increased costs (described in Section 5.1) will result from such Reorganization, nor will it result in any withholding Taxes being required to be paid;

(d)                                 no Default or Event of Default will occur as a result of the Reorganization; and

(e)                                  an opinion of Counsel to the Borrower or such Guarantor and of counsel to the Successor Corporation will be provided to the Lender and the Lender’s Counsel, to the effect that the Person resulting from the Reorganization will remain fully liable to the Lender under the provisions of this Agreement or the applicable Guarantors’ Security Documents, and that the rights of the Lender hereunder will be enforceable against such Person.

11.2                                                                        Vesting of Powers in Successor

Except in the case of an amalgamation or other transaction pursuant to which the Successor Corporation is liable for all of the obligations of the Borrower or the applicable Guarantor by operation of law, whenever the conditions of Section 11.1 above have been duly observed and performed, the Successor Corporation shall possess and from time to time may exercise each and every right and power of the Borrower under this Agreement (or the applicable Guarantor under the applicable Guarantors’ Security Documents) in its own name or in the name of the Borrower or such Guarantor or otherwise and any act or proceeding by any provision of this Agreement required to be done and performed with like force and effect by the like directors or officers of the Successor Corporation.

ARTICLE 12
COSTS, EXPENSES AND INDEMNIFICATION

12.1                                                                        Costs and Expenses

The Borrower shall pay promptly, upon request by the Lender accompanied by reasonable supporting documentation or other evidence, all reasonable costs and expenses in connection with preparation, printing, execution and delivery of this Agreement and the other documents to be delivered hereunder including, without limitation, the reasonable fees and out-of-pocket expenses of the Lender’s Counsel with respect thereto.  Except for ordinary expenses of the Lender relating to the day-to-day administration of this Agreement, the Borrower further agrees to pay all reasonable costs and expenses (including reasonable fees and expenses of counsel, accountants and other experts) in connection with the interpretation, preservation or enforcement of rights of the Lender under this Agreement and each of the other Loan Documents including, without limitation, all reasonable costs and expenses sustained by it as a result of any failure by the Borrower to perform or observe its obligations contained in this Agreement or any of the other Loan Documents.

12.2                                                                        Indemnification by the Borrower

In addition to any liability of the Borrower to the Lender under any other provision hereof, the Borrower shall indemnify the Lender and hold the Lender harmless against any reasonable costs or expenses incurred by the Lender as a result (i) of any failure by the Borrower to fulfil any of its obligations hereunder or under any Loan Document in the manner provided herein including, without limitation, any cost or expense incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by the Lender to fund or maintain any Advance as a result of the failure of the Borrower to complete a Drawdown or to make any repayment or other payment on the date required hereunder or specified by it in any notice given hereunder (but excluding costs arising solely out of loss of anticipated profits); (ii) the failure of the Borrower to pay any other amount including, without limitation, any interest or fee due hereunder on its due date; or (iii) as a result of the prepayment or repayment by the Borrower of any Libor Advance or Bankers’ Acceptance Advance prior to its date of maturity or the last day of the then current Interest Period for such Advance, including, without limiting the generality of the foregoing, any repayment or prepayment resulting from the circumstances referred to in Section 5.2.

12.3                                                                        Funds

Each amount advanced, made available, disbursed or paid hereunder shall be advanced, made available, disbursed or paid, as the case may be, in immediately available funds or, after notice from the Lender, in such other form of funds as may from time to time be customarily used in Toronto, Canada in the settlement of banking transactions similar to the banking transactions required to give effect to the provisions of this Agreement on the day such advance, disbursement or payment is to be made.

12.4                                                                        General Indemnity

(a)                                  Indemnity.  Subject to paragraphs (b), (c) and (d) below, the Borrower agrees to indemnify and save harmless the Lender and its officers, directors, employees, agents, advisors, representatives and affiliates (collectively, the “Indemnitees” and individually, an “Indemnitee”) from and against any and all liabilities, costs, claims, damages, penalties, losses and expenses (including reasonable legal fees and disbursements of counsel but excluding loss of profits and consequential damages) (collectively, the “Losses”) as a result of any claims, actions or proceedings (“Claims”) asserted against the Indemnitees by a Person other than the Indemnitees in connection with the agreement of the Lender to provide the Facilities, the Commitment of the Lender and the Advances made by the Lender including, without limitation: (i) the costs of defending and/or counterclaiming or claiming over against third parties in respect of any Claim; and (ii) subject to the provisions set forth in paragraph (d) below, any Losses arising out of a settlement of any Claim made by the Indemnitees.

(b)                                 Limitations to Indemnity.  The foregoing obligations of indemnification shall not apply to any Losses suffered by the Indemnitees or any of them or to any Claim asserted against the Indemnitees or any of them to the extent such Loss or Claim has resulted from the gross negligence or wilful misconduct of the Indemnitees or any of them.

(c)                                  Notification.  Whenever the Lender shall have received notice that a Claim has been commenced or threatened, which, if successful, would subject the Borrower (the “Indemnifying Party”) to the indemnity provisions of this Section 12.4, the Lender shall as soon as reasonably possible notify (to the extent permitted by law) the Indemnifying Party in writing of the Claim and of all relevant information the Lender possesses relating thereto; provided, however, that failure to so notify the Borrower shall not release it from any liability which it may have on account of the indemnity set forth in this Section 12.4, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure.

(d)                                 Defence and Settlement.  The Indemnifying Party shall have the right, but not the obligation, to assume the defence of any Claim in any jurisdiction with legal counsel of reputable standard in order to protect the rights and interest of the Indemnitees.  In such respect, (i) the Indemnifying Party shall require the consent of the Indemnitees to the choice of legal counsel in connection with the Claim, which consent shall not be unreasonably withheld or delayed; and (ii) without prejudice to the rights of the Indemnitees to retain counsel and participate in the defence of the Claim, the Indemnifying Party and the Indemnitees shall make all reasonable efforts to co-ordinate their course of action in connection with the defence of such Claim.  The related costs and expenses sustained in such respect by the Indemnitees shall be at the expense of the Indemnifying Party, provided that the Indemnifying Party shall only be liable for the costs and expenses of one firm of separate counsel in addition to the cost of any local counsel that may be required.  If the Indemnifying Party fails to assume defence of the Claim, the Indemnitees will (upon further notice to the Borrower) have the right to undertake, at the expense of the Borrower, the defence, compromise or settlement of the Claim on behalf and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defence of the Claim at any time prior to settlement, compromise or final determination thereof.

Notwithstanding the foregoing, in the event the Indemnitee, acting reasonably, does not agree with the manner or timeliness in which the legal counsel of the Indemnifying Party is carrying on the defence of the Claim, or, pursuant to the opinion of a reputable counsel retained by the Indemnitee, there may be one or more legal defences available different from the one carried on by the legal counsel of the Indemnifying Party, the Indemnitee shall have the right to assume its own defence in the Claim by appointing its own legal counsel. The costs and the expenses sustained by the Indemnitee shall be at the expense of the Indemnifying Party provided that the Indemnifying Party shall only be liable for the costs and expenses of one firm of separate counsel, in addition to the costs of any local counsel that may be required.

The Indemnifying Party shall not be liable for any settlement of any Claim effected without its written consent (which shall not be unreasonably withheld or delayed).  In addition, the Indemnifying Party will not, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any Claim or threatened Claim in respect of which indemnification or contribution may be sought hereunder.

If an offer for settlement made to any Indemnitee and which the Indemnifying Party has recommended for acceptance is rejected by the Indemnitee and the final liability of the Indemnitee in respect of such action and all related damages is greater than such offer, the liability of the Indemnifying Party will only be to indemnify the Indemnitee up to the amount of such offer.

12.5                                                                        Environmental Claims

(a)                                  Indemnity.  Subject to paragraphs (b), (c) and (d) below, the Borrower agrees to indemnify and save harmless the Lender and the Indemnitees from and against any and all Losses as a result of any Claims asserted against the Indemnitees by a Person other than the Indemnitees with respect to any material presence or the Release on, into, onto, under or from the property of the Borrower or its Subsidiaries of any Hazardous Substance or which arises out of or in connection with any action of, or failure to act by, the Borrower or any predecessor or successor thereof in contravention of any Environmental Laws including, without limitation: (i) the costs of defending and/or counterclaiming or claiming over against third parties in respect of any Claim; and (ii) subject to the provisions set forth in paragraph (d) below, any Losses arising out of a settlement of any Claim made by the Indemnitees.

(b)                                 Limitations to Indemnity.  The foregoing obligations of indemnification shall not apply to any Losses suffered by the Indemnitees or any of them or to any Claim asserted against the Indemnitees or any of them which relates, directly or indirectly, to any action or omission of any of the Indemnitees while in possession or control of the property of the Borrower or its Subsidiaries which is grossly negligent or constitutes wilful misconduct.

(c)                                  Notification.  Whenever the Lender shall have received notice that a Claim has been commenced or threatened, which, if successful, would subject the Borrower to the indemnity provisions of this Section 12.5, the Lender shall as soon as reasonably possible and in any event on or before the expiry of the date (the “Notification Date”) which is the earlier of (i) the tenth Business Day after the receipt of such notice by the Lender, and (ii) such date as will afford sufficient time for the Borrower to prepare and file a timely answer to the Claim, notify the Borrower of the Claim and of all relevant information the Lender possesses relating thereto.  If the Lender shall fail to so notify the Borrower and provide it with such information on or before the Notification Date, the Borrower shall not have any liability hereunder in respect of any Losses suffered by the Indemnitees in respect of such Claim to the extent such Losses may be reasonably attributable to such failure by the Lender.

(d)                                 Defence and Settlement. The provisions of Section 12.4(d) shall apply to any Claims under this Section 12.5.

ARTICLE 13
GENERAL

13.1                                                                        Term

The Facilities shall each expire on the applicable Maturity Date.

13.2                                                                        Survival

All covenants, agreements, representations and warranties made herein or in certificates delivered in connection herewith by or on behalf of the Borrower shall survive the execution and delivery of this Agreement and the making of the Drawdowns hereunder and shall continue in full force and effect so long as there is any obligation of the Borrower to the Lender hereunder.

13.3                                                                        Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the successors and permitted assigns of the Borrower and the successors and permitted assigns of the Lender.

13.4                                                                        Notices

All notices, requests, demands or other communications to or from the parties hereto shall be in writing and shall be given by overnight delivery service, by hand delivery or by telecopy (with a confirmation of receipt) to the addressee as follows:

(i)                                     If to the Borrower:

16751 Trans Canada Highway

Kirkland, Quebec H9H 4J4

Attention: Mark Oleksiw, Chief Financial Officer

Telecopier:                                     (514) 694-5968

Telephone:                                    (514) 630-7062

with a copy to:

16751 Trans Canada Highway

Kirkland, Quebec H9H 4J4

Attention: General Counsel & Secretary

Telecopier:                                     (514) 630-7159

Telephone:                                    (514) 630-7060

(ii)                                  If to the Lender:

130 King Street West

Suite 820

PO Box 428

Toronto, Ontario M5X 1E3

Attention:                                         Larry Yamamoto

Telecopier:                                     (416) 864-7819

Telephone:                                    (416) 864-7550

or at such other address or to such other individual as the Borrower may designate by notice to the Lender or the Lender may designate by notice to the Borrower.  If any notice, request, demand or other communication is delivered or transmitted on a day other than a Business Day or after 3:00 p.m. on any Business Day, the same shall be deemed to have been effectively given and received on the next following Business Day.

13.5                                                                        Amendment and Waiver

This Agreement and documents collateral hereto may be modified or amended and a waiver of any breach of any term or provision of this Agreement shall be effective only if the Borrower and the Lender so agree in writing.

13.6                                                                        Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. The Lender and Borrower agree that any legal suit, action or proceeding arising out of this Agreement or any Loan Document may be instituted in the courts of Ontario, and the Lender and Borrower hereby accept and irrevocably submit to the non-exclusive jurisdiction of said courts and acknowledge their competence and agree to be bound by any judgment thereof.

13.7                                                                        Further Assurances

The Borrower shall promptly cure any default in its execution and delivery of this Agreement.  The Borrower, at its expense, will promptly execute and deliver, or cause to be executed and delivered, to the Lender, upon request, all such other and further documents, agreements, certificates and instruments in compliance with, or accomplishment of the covenants and agreements of the Borrower hereunder or more fully to state the obligations of the Borrower as set out herein or to make any recording, file any notice or obtain any consents, all as may be necessary or appropriate in connection therewith.

13.8                                                                        Enforcement and Waiver by the Lender

The Lender shall have the right at all times to enforce the provisions of this Agreement and agreements to be delivered pursuant hereto in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Lender in refraining from so doing at any time or times.  The failure of the Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom or in any way or manner modified or waived the same.  All rights and remedies of the Lender are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

13.9                                                                        Execution in Counterparts

This Agreement may be executed in counterparts, each of which shall be considered an original and all of which taken together shall constitute a single agreement.

13.10                                                                 Assignment by the Borrower

The rights and obligations of the Borrower under this Agreement are not assignable to any other Person, except in accordance with Article 11, without the prior written consent of the Lender.

13.11                                                                 Assignments and Transfers by the Lender

With the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed, the Lender may, at any time, assign all or any of its rights and benefits hereunder or transfer all or any of its rights, benefits and obligations hereunder to another Person (the “Transferee”).  Notwithstanding the foregoing, the consent of the Borrower is not required in connection with the assignment or transfer of all or any of the rights, benefits and obligations hereunder to (i) any Subsidiary or Affiliate of the Lender, provided that, in either case, any such assignment or transfer does not give rise to a claim for increased costs pursuant to Article 5, or (ii) to any financial institution or to any other Person if an Event of Default has occurred and is continuing.  In connection with any assignment or transfer by the Lender, the Lender shall deliver a Transfer Certificate.

13.12                                                                 Set-Off

If an Event of Default has occurred and is continuing, the Lender shall have the right to set off against any accounts, credits or balances maintained by the Borrower with the Lender, any amount due hereunder.

13.13                                                                 Time of the Essence

Time shall be of the essence in this Agreement.

13.14                                                                 Judgment Currency

To the extent permitted by applicable law, if any judgment or order is rendered and expressed in a currency other than the currency (the “Agreement Currency”) in which amounts are payable under the Facilities (i) for the payment of any amount owing by the Borrower or a Guarantor in respect of the Facilities or the Loan Documents, or (ii) in respect of a judgment or order of another court for the payment of any amount described in (i) above, the Lender, after recovery in full of the aggregate amount to which the Lender is entitled pursuant to the judgment or order, will be entitled to receive immediately from the Borrower the amount of any shortfall in the Agreement Currency received by the Lender as a consequence of sums paid in such other currency and will refund promptly to the Borrower any excess of the Agreement Currency received by the Lender as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Agreement Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which the Lender is able, acting in a reasonable manner and in good faith in converting the currency received into the Agreement Currency, to purchase the Agreement Currency with the amount of the currency of the judgment or order actually received by the Lender.  The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Agreement Currency.  Any amount due from the Borrower under the provisions of this Section 13.14 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of the Facility or this Agreement.

13.15                                                                 No Novation

The parties agree that any Advance under this Agreement shall not discharge, constitute a repayment or readvance or novation of, or any of the indebtedness. liabilities or obligations under the Original Loan Agreement and the Original Loan Agreement, as amended and restated by this Agreement, remains in full force and effect without novation.

13.16                                                                 Consent

Notwithstanding Section 6.2(j) of the Original Loan Agreement, the Lender consents to the Borrower and its Subsidiaries maintaining bank accounts set forth on Schedule 7.1(u) , which consent shall be effective from and as of December 31, 2002, and the Lender expressly agrees in favour of the Borrower and its Subsidiaries that such maintenance of the bank accounts listed on Schedule 7.1(u) does not constitute a Default or an Event of Default occurring now or in the past under this Agreement or the Original Loan Agreement. The Borrower acknowledges that the fact that the Lender has provided this consent is not and should not be viewed as an express or implied waiver of any other Defaults or Events of Defaults (under the above-noted Section of the Original Loan Agreement or otherwise) occurring now or in the future under this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

DRAXIS HEALTH INC.

by		c.s.
Name:
Title:

by		c.s.
Name:
Title:

NATIONAL BANK OF CANADA

by
	Name:	Larry S. Yamamoto
	Title:	Senior Account Manager

by
	Name:	Linda Smart
	Title:	Senior Account Manager

SCHEDULE A

APPLICABLE MARGIN, APPLICABLE LIBOR MARGIN,
APPLICABLE BA STAMPING FEE, LC FEE AND STANDBY FEE

“Applicable Margin” means:

(a)                                  in respect of any Prime Rate Advance or U.S. Base Rate Advance, at any time:

(i)                                     0.00% per annum if the ratio of Total Funded Debt to EBITDA calculated as at last day of the relevant Reference Financial Period (as defined below) is less than 1.50:1;

(ii)                                  0.50% per annum if the ratio of Total Funded Debt to EBITDA calculated as at last day of the relevant Reference Financial Period is greater than or equal to 1.50:1; and

(b)                                 in respect of any Libor Advance, at any time, the Applicable Libor Margin.

“Applicable BA Stamping Fee”, “LC Fee” and “Applicable Libor Margin” means, at any time:

(a)                                  1.50% per annum if the ratio of Total Funded Debt to EBITDA calculated as at last day of the relevant Reference Financial Period is less than 1.50:1; and

(b)                                 2.00% per annum if the ratio of Total Funded Debt to EBITDA calculated as at last day of the relevant Reference Financial Period is greater than or equal to 1.50:1.

“Reference Financial Period” means, with respect to determination of the Applicable Margin, Applicable BA Stamping Fee, Applicable Libor Margin, LC Fee and Standby Fee at any time, the four most recently completed fiscal quarters of the Borrower commencing with the quarter ending March 31, 2004;

“Standby Fee” means, at any time:

(a)                                  0.25% per annum if the ratio of Total Funded Debt to EBITDA calculated as at last day of the relevant Reference Financial Period is less than 1.50:1; and

(b)                                 0.30% per annum if the ratio of Total Funded Debt to EBITDA calculated as at last day of the relevant Reference Financial Period is greater than or equal to 1.50:1.

The table set forth below sets out, for illustrative purposes only, the Applicable Margin, the Applicable Libor Margin, the Applicable BA Stamping Fee, the LC Fee and the Standby Fee in the circumstances described therein:

	LEVEL 1	LEVEL 2
BASIS FOR PRICING	Total Funded Debt to EBITDA <1.50	Total Funded Debt to EBITDA >1.50

Applicable Margin for Prime Rate Advances and U.S. Base Rate Advances	0.00%	0.50%

Applicable BA Stamping Fee, Applicable Libor Margin and LC Fee	1.50%	2.00%

Standby Fee	0.25%	0.30%

A-2

SCHEDULE B

BORROWING BASE CERTIFICATE

TO:                          NATIONAL BANK OF CANADA

Reference is made to the amended and restated loan agreement (the “Loan Agreement”) made as of June 10, 2004 between DRAXIS HEALTH INC. (the “Borrower”) and NATIONAL BANK OF CANADA (the “Lender”), as the same may be further amended, restated or modified from time to time.  Unless otherwise defined herein, capitalized terms used in this certificate have the meanings given to them in the Loan Agreement.  This certificate is being delivered pursuant to Section 8.1(a)(iv) of the Loan Agreement.

The undersigned, the Chief Financial Officer of the Borrower, hereby certifies, for and on behalf of the Borrower, and not in his personal capacity, that as at [•]:

(a)	80% of Eligible Canadian Accounts Receivable is:	$	•

(b)	75% of Eligible U.S. Accounts Receivable (based on the Equivalent Amount in Canadian Dollars) is:	$	•

(c)	50% of Eligible Inventory is:	$	•

(d)	Priority Claims are:	$	•

(e)	The Borrowing Base (a) + (b) + (c) – (d) as at [•] is:	$	•

The undersigned hereby further certifies that attached hereto as Exhibit I are the detailed calculations used to calculate the totals referred to in (a) through (d) above.

DATED                                                       , 20        .

Name: •
Title: Chief Financial Officer

SCHEDULE C

CONVERSION NOTICE

To:                              National Bank of Canada
130 King Street West
Suite 820, PO Box 428
Toronto, Ontario
M5X 1E3

Attention:                                         Larry Yamamoto

This Conversion Notice is being delivered pursuant to the amended and restated loan agreement made as of June 10, 2004 (the “Loan Agreement”) between Draxis Health Inc. and National Bank of Canada, as the same may be further amended, restated or modified from time to time.  Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

We hereby request the following Conversions on                               ,               .  The Conversions shall be as set forth below:

check the applicable boxes

☐                                    Term Facility:

☐	(a)	Prime Rate Advance in the principal amount of Cdn.$ shall be converted into a Bankers’ Acceptance Advance having a term of days.

☐	(b)	Prime Rate Advance in the principal amount of Cdn.$ shall be converted into an Equivalent Amount U.S. Base Rate Advance.

☐	(c)	Bankers’ Acceptance in the aggregate Face Amount of Cdn.$ shall be converted into a Prime Rate Advance.

☐	(d)	Bankers’ Acceptance in the aggregate Face Amount of Cdn.$ shall be converted into an Equivalent Amount U.S. Base Rate Advance.

☐	(e)	Libor Advance in the principal amount of U.S.$ shall be converted into a U.S. Base Rate Advance.

☐	(f)	Libor Advance in the principal amount of U.S.$ shall be converted into an Equivalent Amount Prime Rate Advance.

☐	(g)	U.S. Base Rate Advance in the principal amount of U.S.$ shall be converted into a Libor Advance having an Interest Period of months.

☐	(h)	U.S. Base Rate Advance in the principal amount of U.S.$ shall be converted into an Equivalent Amount Prime Rate Advance.

☐                                    Operating Facility:

☐	(a)	Prime Rate Advance in the principal amount of Cdn. $ shall be converted into a Bankers’ Acceptance Advance having a term of days.

☐	(b)	Prime Rate Advance in the principal amount of Cdn. $ shall be converted into an Equivalent Amount U.S. Base Rate Advance.

☐	(c)	Bankers’ Acceptance in the aggregate Face Amount of Cdn.$ shall be converted into a Prime Rate Advance.

☐	(d)	Bankers’ Acceptance in the aggregate Face Amount of Cdn.$ shall be converted into an Equivalent Amount U.S. Base Rate Advance.

☐	(e)	Libor Advance in the principal amount of U.S.$ shall be converted into a U.S. Base Rate Advance.

☐	(f)	Libor Advance in the principal amount of U.S.$ shall be converted into an Equivalent Amount Prime Rate Advance.

☐	(g)	U.S. Base Rate Advance in the principal amount of U.S.$ shall be converted into a Libor Advance having an Interest Period of months.

☐	(h)	U.S. Base Rate Advance in the principal amount of U.S.$ shall be converted into an Equivalent Amount Prime Rate Advance.

The representations and warranties set forth in Section 7.1 of the Loan Agreement are, mutatis mutandis, true and correct in all material respects on and as of the date hereof, both before and after giving effect to the Conversion, by reference to the facts and circumstances now existing.

No Default or Event of Default has occurred, is continuing, nor shall any such event occur as a result of making the requested Conversion.

DATED                                                     , 20      .

C-2

DRAXIS HEALTH INC.

By:
Name:
Title:

By:
Name:
Title:

C-3

SCHEDULE D

DRAWDOWN NOTICE

To:                              National Bank of Canada
130 King Street West
Suite 820, PO Box 428
Toronto, Ontario
M5X 1E3

Attention:                                         Larry Yamamoto

This Drawdown Notice is being delivered pursuant to the amended and restated loan agreement made as of June 10, 2004 (the “Loan Agreement”) between Draxis Health Inc. and National Bank of Canada, as the same may be further amended, restated or modified from time to time.  Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

We hereby request the following Advance on                                     ,               .

The Advance shall be pursuant to:

check the applicable boxes

☐                                    Operating Facility:

☐	(a)	Prime Rate Advance in the principal amount of Cdn. $ .

☐	(b)	Bankers’ Acceptance Advance in the aggregate Face Amount of Cdn.$ having a term of days.

☐	(c)	Libor Advance in the principal amount of U.S.$ and having an Interest Period of months.

☐	(d)	U.S. Base Rate Advance in the principal amount of U.S.$ .

☐	(e)	Letter of Credit in the Face Amount of Cdn.$ and/or U.S.$ with as beneficiary with a term of days.

☐                                    Term Facility:

☐	(a)	Prime Rate Advance in the principal amount of Cdn.$ .

☐	(b)	Bankers’ Acceptance Advance in the aggregate Face Amount of Cdn.$ having a term of days.

☐	(c)	Libor Advance in the principal amount of U.S.$ and having an Interest Period of months.

☐	(d)	U.S. Base Rate Advance in the principal amount of U.S.$ .

☐	(e)	Letter of Credit in the Face Amount of Cdn.$ and/or U.S.$ with as beneficiary with a term of days.

Payment instructions:

The representations and warranties set forth in Section 7.1 of the Loan Agreement are, mutatis mutandis, true and correct in all material respects on and as of the date hereof, both before and after giving effect to the Drawdown of the requested Advance and to the application of proceeds therefrom, by reference to the facts and circumstances now existing.

No Default or Event of Default has occurred, is continuing, nor shall any such event occur as a result of making the requested Advance or the application of proceeds therefrom.

DATED                                                                , 20      .

DRAXIS HEALTH INC.

By:

By:

D-2

SCHEDULE E

ROLLOVER NOTICE

To:                                                                              National Bank of Canada
130 King Street West
Suite 820, PO Box 428
Toronto, Ontario
M5X 1E3

Attention:                                         Larry Yamamoto

This Rollover Notice is being delivered pursuant to the amended and restated loan agreement made as of June 10, 2004 (the “Loan Agreement”) between Draxis Health Inc. and National Bank of Canada, as the same may be further amended, restated or modified from time to time.  Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Loan Agreement.

We hereby request the following:

check the applicable box

☐                                    Rollover in respect of the Libor Advance currently outstanding in the amount of U.S.$                         and with an Interest Period ending on                           ,             .  The next Interest Period for such Libor Advance, commencing on such date is to be            months.

☐                                    Acceptance of Bankers’ Acceptances in the aggregate Face Amount of Cdn.$                         having a term of            days.

The representations and warranties set forth in Section 7.1 of the Loan Agreement are, mutatis mutandis, true and correct in all material respects on and as of the date hereof, both before and after giving effect to the Rollover, by reference to the facts and circumstances now existing.

No Default or Event of Default has occurred, is continuing, nor shall any such event occur as a result of making the requested Rollover.

DATED                                                              , 20        .

DRAXIS HEALTH INC.

By:
Name:
Title:

By:
Name:
Title:

E-2

SCHEDULE F

TRANSFER CERTIFICATE

To:                              Draxis Health Inc. (the “Borrower”)

WHEREAS the Borrower and National Bank of Canada (the “Lender”) are parties to an amended and restated loan agreement (the “Loan Agreement”) made as of June 10, 2004 [as amended];

AND WHEREAS pursuant to and in accordance with Section 13.11 of the Loan Agreement, the Lender, may, with the prior written consent of the Borrower, assign or transfer certain rights, benefits and obligations under the Loan Agreement by duly completing, executing and delivering to the Borrower this Transfer Certificate;

AND WHEREAS                                            (the “Transferor”) wishes to assign or transfer to                       (the “Transferee”) the rights, benefits and obligations of the Transferor under the Loan Agreement specified herein;

NOW THEREFORE in consideration of the foregoing and of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the signatories hereto agree as follows:

1.                                       All capitalized terms defined in the Loan Agreement and not otherwise defined herein have the same meaning as in the Loan Agreement.

2.                                       The Transferor assigns and transfers to the Transferee the following rights, benefits and obligations (the “Transfer”):

[description of the Transferred Rights, Benefits and Obligations, indicating retained interest or fees, if applicable, and Transferee’s Commitment and Participation]

(the “Transferred Rights”, the “Transferred Benefits”, the “Transferred Obligations”, as applicable, and collectively the “Transferred Rights, Benefits and Obligations”).

3.                                       The Transferee accepts the Transfer and (if applicable) assumes the Transferred Obligations (the “Assumption”) as if the Transferee had been an original signatory to the Loan Agreement.

4.                                       The Transfer and the Assumption are governed by and subject to Section 13.11 of the Loan Agreement.

5.                                       The Transferee acknowledges and confirms that it has not relied upon and that the Transferor has not made any representation or warranty whatsoever as to the due execution, legality, effectiveness, validity or enforceability of the Loan Agreement or any other documentation or information delivered by the Transferor to the Transferee in connection therewith or as to the financial condition of the Borrower.  All representations, warranties and conditions express or implied by law or otherwise are hereby excluded.

6.                                       The Transferee represents and warrants that it is not a non-resident within the meaning of the Income Tax Act (Canada) and that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Borrower and has not relied and will not hereafter rely on the Transferor to appraise or keep under review on its behalf the financial condition, creditworthiness, affairs, status or nature of the Borrower.

7.                                       Each of the Transferor and the Transferee represents and warrants to the other, and to the Borrower that it has the capacity and power to enter into the Transfer and the Assumption in accordance with the terms hereof and to perform its obligations arising therefrom, and all action required to authorize the execution and deliver hereof and the performance of such obligations has been duly taken.

8.                                       The Transferor and the Transferee acknowledge and agree that the amounts payable by the Borrower under the Loan Agreement shall not increase as a result of the Transfer and Assumption, whether in respect of withholding on account of Taxes or in any other respect.

9.                                       This Transfer Certificate shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada.

DATED                                                                      , 20        .

[TRANSFEROR]

by
Name:
Title:

Name:
Title:

F-2

[TRANSFEREE]

by
Name:
Title:

Name:
Title:

We hereby consent to the Transfer and Assumption.

DATED                                                              , 20        .

DRAXIS HEALTH INC.

by
Name:
Title:

Name:
Title:

F-3

SCHEDULE G

COMPLIANCE CERTIFICATE

To:                                                                              National Bank of Canada
130 King Street West
Suite 820, PO Box 428
Toronto, Ontario
M5X 1E3

Attention:                                         Larry Yamamoto

This Compliance Certificate is being delivered pursuant to the amended and restated loan agreement made as of June 10, 2004 (the “Loan Agreement”) between Draxis Health Inc. (the “Borrower”) and National Bank of Canada, as the same may be further amended, restated or modified from time to time.  Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Loan Agreement.

The undersigned, Chief Financial Officer of the Borrower, hereby certifies on behalf of the Borrower and not in [his/her] personal capacity that:

(a)                                  the information contained in the financial statements delivered on the date hereof pursuant to Section [8.1(a)(i) or 8.1(a)(ii)] of the Loan Agreement (the “Financial Statements”) is prepared and presented in accordance with GAAP as currently in effect and in a manner consistent with the past practices of the Borrower;

(b)                                 the Financial Statements are true and correct in all material respects[, subject to normal year-end audit adjustments in the case of unaudited financial statements,] and present fairly the results of operations and changes in the financial position of the Borrower as of and to the date of the Financial Statements;

(c)                                  the Borrower is in compliance with the covenants set forth in Article 8 of the Loan Agreement;

(d)                                 except as set out in Exhibit I hereto, each of the representations and warranties of the Borrower set forth in Section 7.1 of the Loan Agreement is true and correct in all material respects by reference to the facts and circumstances now existing;

(e)                                  except as set out in Exhibit II [Note:  Exhibit II must also set out what action the Borrower is taking in connection with any Default or Event of Default], no Default or Event of Default has occurred and is continuing; and

(f)                                    Exhibit III sets out the Borrower’s computation of each of the financial covenants set forth in Section 8.3 of the Loan Agreement.

DATED                                                              , 20        .

DRAXIS HEALTH INC.

By:
Name:
Title: Chief Financial Officer

G-2

SCHEDULE 7.1(h)

OUTSTANDING LITIGATION

SCHEDULE 7.1(i)

LICENSES

NIL

SCHEDULE 7.1(j)

NON-COMPLIANCE MATTERS

NIL

SCHEDULE 7.1(p)

REAL PROPERTY

Owned Real Property

1.                                                                                       Lot number 1 993 280 of the Cadastre of Quebec, Registry Office for the Registration Division of Montreal (the “Registry Office”), formerly (before September 17, 2001) known and designated as being lots number 144-16 and 145-94 of the Cadastre of Parish of Pointe-Claire at the Registry Office (the “Kirkland Property”).  The Kirkland Property is municipally known as 16751 Transcanadienne, City of Montreal (Borough of Kirkland), Province of Quebec, H9H 4J4.

Leased Real Property

1.                                                                                       Part of Block E, Plan 919, designated as Part 1 Plan 43R-7830, City of Mississauga, Regional Municipality of Peel, Land Registry Office for the Registry Division of Peel (No. 43) at Brampton, Ontario (the “Goreway Property”).  The Goreway Property is municipally known as 6870 Goreway Drive, Mississauga, Ontario.

2.                                                                                       Suite 50, 75 Talcott Road, Willistor, Vermont.

SCHEDULE 7.1(q)

SUBSIDIARIES

Subsidiaries of Draxis Health Inc.

Subsidiaries

Name	Form of legal entity	Jurisdiction	Issued and Outstanding Capital	Registered in the Name

Draximage Inc.	Private Corporation	Canada (CBCA)	5,635,100 common shares	Draxis Health Inc.

Draxis Pharma Inc.	Private Corporation	Canada (CBCA)	23,493,186 common shares	Draxis Health Inc.

Deprenyl Animal Health, Inc.	Private Corporation	State of Louisiana (U.S.A)	9,149,698	Draxis Health Inc.

DAHI LLC	Single member Limited Liability Company	State of Delaware (U.S.A)	100% membership interest	Draxis Health Inc.

Draxis U.S. Inc.	Private Corporation	State of Delaware (U.S.A)	1,000 shares	Deprenyl Animal Health Inc.

Draximage LLC	Single member Limited Liability Company	State of Delaware (U.S.A)	100% membership interest	Draxis U.S. Inc.

DAHI (Nevada), Inc.	Corporation	State of Nevada (U.S.A)	1,000 shares	Deprenyl Animal Health Inc.

DAHI Animal Health (UK) Limited	Private Company Limited by Shares	England and Wales	1 ordinary share	Draxis Health Inc.

Draximage (UK) Limited	Private Company Limited by Shares	England and Wales	1 ordinary share	Draximage Inc.

DAHI Animal Health (New Zealand) Pty Limited	Limited Liability Company	New Zealand	100 shares	Draxis Health Inc.

SCHEDULE 7.1(u)

BANK ACCOUNTS